Exhibit 1.1

SALES AGENCY FINANCING AGREEMENT

Sales Agency Financing Agreement, dated as of December 6, 2019 (this “Agreement”), [among] [between] SITE CENTERS CORP., an Ohio corporation (the “Company”)[,][and] [●] (in its capacity as agent for the Company in connection with the offering and sale of any Issuance Shares hereunder, the “Sales Agent” [and, in its capacity as agent for the Forward Purchaser in connection with the offering and sale of any Forward Hedge Shares hereunder, the “Forward Seller”) and [●] (as counterparty under any Forward Contract, the “Forward Purchaser”]).1

W I T N E S S E T H:

WHEREAS, the Company has authorized and proposes to issue and sell, in the manner contemplated by this Agreement, Shares with an aggregate Sales Price of up to $250,000,000 upon the terms and subject to the conditions contained herein;

WHEREAS, the Sales Agent has been appointed by the Company as its agent to sell the Issuance Shares and agrees to use its commercially reasonable efforts to sell the Issuance Shares offered by the Company upon the terms and subject to the conditions contained herein;

WHEREAS, the Forward Seller has been appointed by the Forward Purchaser as its agent to sell the Forward Hedge Shares and agrees with the Company and the Forward Purchaser to use its commercially reasonable efforts to sell the Forward Hedge Shares to be borrowed by the Forward Purchaser and offered by the Company upon the terms and subject to the conditions contained herein; and

WHEREAS, the Company has also entered into sales agency financing agreements (the “Alternative Sales Agency Agreements”) with each of [(i) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (ii) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (iii) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (iv) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (v) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (vi) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (vii) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (viii) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (ix) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), (x) [●] (in its capacity as sales agent, forward seller and forward purchaser thereunder, “[●]”), and (xi) [●] (in its capacity as sales agent and forward seller thereunder and, together with [●], [●], [●], [●], [●], [●], [●], [●], [●] and [●], the “Alternative Sales Agents”) and [●]]2, for the issuance (in the case of the Issuance Shares) or borrowing (in the case of Forward Hedge Shares) and sale from time to time through the applicable Alternative Sales Agent of Shares on the terms set forth in the applicable

[1]	NTD: Introductory paragraph to be revised based on participation of Forward Purchaser and Forward Seller.
[2]	NTD: To be revised for Forward Purchasers that have a distinct legal entity serving as sales agent and forward seller.

Alternative Sales Agency Agreement. This Agreement and the Alternative Sales Agency Agreements are collectively referred to herein as the “Sales Agency Agreements.” The aggregate Sales Price of Shares to be sold pursuant to the Sales Agency Agreements shall not exceed the Maximum Program Amount.

NOW THEREFORE, in consideration of the premises, representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Certain Definitions. For purposes of this Agreement, capitalized terms used herein and not otherwise defined shall have the following respective meanings:

“Actual Sold Forward Amount” means, for any Forward Hedge Selling Period for any Forward, the number of Forward Hedge Shares that the Forward Seller has sold during such Forward Hedge Selling Period.

“Actual Sold Issuance Amount” means, for any Issuance Selling Period for any Issuance, the number of Issuance Shares that the Sales Agent has sold during such Issuance Selling Period.

“Affiliate” of a Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first- mentioned Person. The term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.

“Alternative Sales Agency Agreements” has the meaning set forth in the recitals to this Agreement.

“Alternative Sales Agents” has the meaning set forth in the recitals to this Agreement.

“Anti-Money Laundering Laws” has the meaning set forth in Section 3.31.

“Applicable Time” means the time of sale of any Shares pursuant to this Agreement.

“BHC Act Affiliate” has the meaning set forth in Section 10.01.

“Closing” has the meaning set forth in Section 2.02.

“Closing Date” means the date on which the Closing occurs.

“Code” has the meaning set forth in Section 3.15.

“Code of Regulations” has the meaning set forth in Section 3.13.

“Comfort Letter Trigger Event” has the meaning set forth in Section 4.08.

“Commission” means the United States Securities and Exchange Commission.

“Commitment Period” means the period commencing on the Closing Date and expiring on the earliest to occur of (x) the date on which the Sales Agent, the Forward Seller and the Alternative Sales Agents, in the aggregate, shall have sold the Maximum Program Amount pursuant to the Sales Agency Agreements, (y) the date this Agreement is terminated pursuant to Article VII and (z) December 7, 2021.

“Common Shares” shall mean the Company’s common shares, $0.10 par value per share.

“Company” has the meaning set forth in the introductory paragraph of this Agreement.

“Controlling Persons” has the meaning set forth in Section 6.01.

“Covered Entity” has the meaning set forth in Section 10.01.

“Default Rights” has the meaning set forth in Section 10.01.

“Defects” has the meaning set forth in Section 3.20.

“Effective Date” means the date and time as of which the Original Registration Statement and each amendment thereto (including amendments filed for the purpose of complying with Section 10(a)(3) of the Securities Act) became or become effective, including each deemed effective date with respect to the Sales Agent pursuant to Rule 430B(f)(2) under the Securities Act.

“EDGAR” has the meaning set forth in Section 4.05.

“Entity” has the meaning set forth in Section 3.32.

“Environmental Laws” has the meaning set forth in Section 3.23.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FINRA” has the meaning set forth in Section 5.01(f).

“Floor Price” means the minimum price set by the Company in the Transaction Notice below which the Sales Agent (in the case of an Issuance) or the Forward Seller (in the case of a Forward) shall not sell Issuance Shares or Forward Hedge Shares, as the case may be, during the applicable Selling Period, which may be adjusted by the Company at any time during the Selling Period and which in no event shall be less than $4.00 without the prior written consent of the Sales Agent, which may be withheld in the Sales Agent’s sole discretion.

“Forward” means each occasion on which the Company elects to exercise its right to deliver a Transaction Notice specifying that it relates to a “Forward” and requiring the Forward

Seller to use its commercially reasonable efforts to sell, on behalf of the Company, the Forward Hedge Shares as specified in such Transaction Notice, subject to the terms and conditions of this Agreement.

“Forward Contract” means, for each Forward, the contract evidencing such Forward between the Company and the Forward Purchaser, which shall be comprised of the Master Forward Confirmation and the Supplemental Confirmation (as defined in the Master Forward Confirmation) for such Forward.

“Forward Date” means any Trading Day during the Commitment Period that a Transaction Notice specifying that it relates to a “Forward” is deemed delivered pursuant to Section 2.03(b) hereof.

“Forward Hedge Amount” means the aggregate Sales Price of the Forward Hedge Shares to be sold by the Forward Seller with respect to any Forward as specified in the Transaction Notice for such Forward, which may not exceed $50,000,000 without the prior written consent of the Forward Seller, which consent may be withheld in the Forward Seller’s sole discretion.

“Forward Hedge Price” means, for any Forward Contract, the product of (x) an amount equal to one (1) minus the Forward Hedge Selling Commission Rate for such Forward Contract; and (ii) the “Volume-Weighted Hedge Price” (as defined in the Master Forward Confirmation) for such Forward Contract.

“Forward Hedge Selling Commission” means, for any Forward Contract, the product of (x) the Forward Hedge Selling Commission Rate for such Forward Contract and (y) the “Volume-Weighted Hedge Price” (as defined in the Master Forward Confirmation) for such Forward Contract.

“Forward Hedge Selling Commission Rate” means, for any Forward Contract, a rate mutually agreed to between the Company and the Forward Seller, not to exceed 2.0%.

“Forward Hedge Selling Period” means the period of one to 20 consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Transaction Notice specifying that it relates to a “Forward”) following the Trading Day on which such Transaction Notice is delivered or deemed to be delivered pursuant to Section 2.03(b) hereof.

“Forward Hedge Settlement Date” means the second Trading Day immediately following the sale of any Forward Hedge Shares pursuant to this Agreement.

“Forward Hedge Shares” means all Common Shares borrowed by the Forward Purchaser and offered and sold by the Forward Seller in connection with any Forward that has occurred or may occur in accordance with the terms and conditions of this Agreement. Where the context requires, the term “Forward Hedge Shares” as used herein shall include the definition of the same under the Alternative Sales Agency Agreements.

“Forward Purchaser” has the meaning set forth in the introductory paragraph of this Agreement. If a Forward Purchaser has not been identified in the introductory paragraph of this Agreement, the Company agrees that all provisions of this Agreement related to the Forward Purchaser are not applicable hereunder.

“Forward Seller” has the meaning set forth in the introductory paragraph of this Agreement. If a Forward Seller has not been identified in the introductory paragraph of this Agreement, the Company agrees that all provisions of this Agreement related to the Forward Seller are not applicable hereunder.

“Free Writing Prospectus” has the meaning set forth in Section 2.05.

“GAAP” has the meaning set forth in Section 3.06.

“Hazardous Materials” has the meaning set forth in Section 3.23.

“Indemnified Party” has the meaning set forth in Section 6.03.

“Indemnifying Party” has the meaning set forth in Section 6.03.

“Issuance” means each occasion the Company elects to exercise its right to deliver a Transaction Notice that does not involve a Forward and that specifies that it relates to an “Issuance” and requires the Sales Agent to use its commercially reasonable efforts to sell the Issuance Shares as specified in such Transaction Notice, subject to the terms and conditions of this Agreement.

“Issuance Amount” means the aggregate Sales Price of the Issuance Shares to be sold by the Sales Agent with respect to any Issuance as specified in the Transaction Notice for such Issuance, which may not exceed $100,000,000 without the prior written consent of the Sales Agent, which may be withheld in the Sales Agent’s sole discretion.

“Issuance Date” means any Trading Day during the Commitment Period that a Transaction Notice specifying that it relates to an “Issuance” is delivered or deemed to be delivered pursuant to Section 2.03(b).

“Issuance Price” means the Sales Price less the Issuance Selling Commission.

“Issuance Selling Commission” means a mutually agreed rate, not to exceed 2.0% of the Sales Price of Issuance Shares sold during a Selling Period.

“Issuance Selling Period” means the period of one to 20 consecutive Trading Days (as determined by the Company in the Company’s sole discretion and specified in the applicable Transaction Notice specifying that it relates to an “Issuance”) following the Trading Day on which a Transaction Notice specifying that it relates to an “Issuance” is delivered or deemed to be delivered pursuant to Section 2.03(b).

“Issuance Settlement Date” means the second business day following each Trading Day during the applicable Issuance Selling Period, when the Company shall deliver to the Sales Agent the amount of Issuance Shares sold on such Trading Day and the Sales Agent shall deliver to the Company the Issuance Price received on such sales.

“Issuance Shares” means all Common Shares issued or issuable pursuant to an Issuance that has occurred or may occur in accordance with the terms and conditions of this Agreement. Where the context requires, the term “Issuance Shares” as used herein shall include the definition of the same under the Alternative Sales Agency Agreements.

“IT Systems and Data” has the meaning set forth in Section 3.33.

“Master Forward Confirmation” means the Master Confirmation for Forward Stock Sale Transactions, dated as of the date hereof, by and between the Company and the Forward Purchaser.

“Material Adverse Effect” has the meaning set forth in Section 3.05.

“Maximum Program Amount” means Common Shares with an aggregate Sales Price of $250,000,000 (or, if less, the aggregate amount of Shares registered under the Registration Statement).

“OFAC” has the meaning set forth in Section 3.32.

“Officers’ Certificate Trigger Event” has the meaning set forth in Section 4.09.

“Opinion Trigger Event” has the meaning set forth in Section 4.07.

“Original Registration Statement” has the meaning set forth in Section 3.01.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, governmental authority or other entity of any kind.

“Portfolio Properties” has the meaning set forth in Section 3.20.

“preliminary prospectus” has the meaning set forth in Section 3.01.

“Pricing Supplement” has the meaning set forth in Section 3.01.

“Principal Market” means the New York Stock Exchange or, if the Common Shares are listed and quoted on The NASDAQ Stock Market and no longer listed and quoted on the New York Stock Exchange, The NASDAQ Stock Market.

“Prospectus” has the meaning set forth in Section 3.01.

“Prospectus Supplement” has the meaning set forth in Section 5.01(k).

“Registration Statement” has the meaning set forth in Section 3.01.

“REIT” has the meaning set forth in Section 3.15.

“Representation Date” has the meaning set forth in the introductory paragraph of Article III.

“Sales Agency Agreements” has the meaning set forth in the recitals to this Agreement.

“Sales Agent” has the meaning set forth in the introductory paragraph of this Agreement.

“Sales Price” means, for each Forward or each Issuance hereunder, the actual sale execution price of each Forward Hedge Share or Issuance Share, as the case may be, sold by the Sales Agent or the Forward Seller on the Principal Market hereunder in the case of ordinary brokers’ transactions, or as otherwise agreed by the parties in other methods of sale. Where the context requires, the term “Sales Price” as used herein shall include the definition of the same under the Alternative Sales Agency Agreements.

“Sanctions” has the meaning set forth in Section 3.32.

“Securities Act” means the Securities Act of 1933, as amended.

“Selling Period” means any Forward Hedge Selling Period or any Issuance Selling Period.

“Settlement Date” means any Forward Hedge Settlement Date or any Issuance Settlement Date.

“Shares” means Issuance Shares and Forward Hedge Shares. Where the context requires, the term “Shares” as used herein shall include the definition of the same under the Alternative Sales Agency Agreements.

“Significant Subsidiary” has the meaning set forth in Section 3.09.

“Stand Off Period” has the meaning set forth in Section 4.10.

“Trading Day” means any day which is a trading day on the Principal Market, other than a day on which trading is scheduled to close prior to its regular weekday closing time.

“Transaction” means any Issuance or any Forward.

“Transaction Date” means any Issuance Date or any Forward Date.

“Transaction Notice” means a written notice to the Sales Agent or the Forward Seller delivered in accordance with this Agreement containing substantially the information set forth in the form attached hereto as Exhibit A. For the avoidance of doubt, an e-mail communication may constitute a Transaction Notice.

“U.S. Special Resolution Regime” has the meaning set forth in Section 10.01.

ARTICLE II

ISSUANCES AND FORWARDS

Section 2.01    (a) Transactions. (i) Upon the terms and subject to the conditions of this Agreement, the Company may issue Issuance Shares through the Sales Agent, and the Sales Agent shall use its commercially reasonable efforts to sell Issuance Shares, with an aggregate Sales Price of up to the Maximum Program Amount, less the aggregate Sales Price for any Forward Hedge Shares previously sold under the Sales Agency Agreements, based on and in accordance with such number of Transaction Notices, each specifying that it relates to an “Issuance,” as the Company in its sole discretion shall choose to deliver during the Commitment Period until the aggregate Sales Price of the Issuance Shares sold under the Sales Agency Agreements, plus the aggregate Sales Prices for any Forward Hedge Shares previously sold under the Sales Agency Agreements, equals the Maximum Program Amount, or this Agreement is otherwise terminated. Subject to the foregoing and the other terms and conditions of this Agreement, upon the delivery of a Transaction Notice specifying that it relates to an “Issuance,” and unless the sale of the Issuance Shares described therein has been suspended, cancelled or otherwise terminated in accordance with the terms of this Agreement, the Sales Agent will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares up to the amount specified in such Transaction Notice into the Principal Market, and otherwise in accordance with the terms of such Transaction Notice. The Sales Agent will provide written confirmation to the Company no later than the opening of the Trading Day next following the Trading Day on which it has made sales of Issuance Shares hereunder setting forth the portion of the Actual Sold Issuance Amount for such Trading Day, the corresponding Sales Price and the Issuance Price payable to the Company in respect thereof. The Sales Agent may sell Issuance Shares in the manner described in Section 2.01(b). The Company acknowledges and agrees that (A) there can be no assurance that the Sales Agent will be successful in selling Issuance Shares and (B) the Sales Agent will incur no liability or obligation to the Company or any other Person if it does not sell Issuance Shares for any reason other than a failure by the Sales Agent to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such Issuance Shares as required under this Section 2.01. In acting hereunder, the Sales Agent will be acting as agent for the Company and not as principal.

(ii) In addition, upon the terms and subject to the conditions of this Agreement and the Master Forward Confirmation, the Forward Purchaser may borrow and sell Forward Hedge Shares through the Forward Seller to hedge each Forward, and the Forward Seller shall use its commercially reasonable efforts to sell Forward Hedge Shares with an aggregate Sales Price of up to the Maximum Program Amount, less the aggregate Sales Price for any Issuance Shares previously sold under the Sales Agency Agreements, based on and in accordance with such number of Transaction Notices, each specifying that it relates to a “Forward,” as the Company shall choose to deliver during the Commitment Period until the aggregate Sales Price of the Forward Hedge Shares sold under the Sales Agency Agreements, plus the aggregate Sales Prices for any Issuance Shares previously sold under the Sales Agency Agreements, equals the Maximum Program Amount or this Agreement is otherwise terminated. Notwithstanding any other provision of this Agreement, if a Forward Seller and Forward Purchaser have not been identified in the introductory paragraph of this Agreement and have not executed this Agreement, the Company agrees that all provisions of this Agreement related to the Forward Seller, the Forward Purchaser and Forwards are not applicable hereunder and no sales of Forward Hedge Shares shall take place pursuant to this Agreement. Subject to the foregoing and the other terms and conditions of this Agreement and the Master Forward Confirmation, upon the delivery of a Transaction Notice specifying that it relates to a “Forward,” and unless the sale of the Forward Hedge Shares described therein has been suspended or otherwise terminated in accordance with the terms of this Agreement or the Master Forward Confirmation, the Forward Purchaser will use its commercially reasonable efforts to borrow Forward Hedge Shares up to the amount specified and the Forward Seller will use its commercially reasonable efforts consistent with its normal trading and sales practices to sell, on behalf of the Company, such Forward Hedge Shares into the Principal Market, and otherwise in accordance with the terms of such Transaction Notice. The Forward Seller will provide written confirmation to the Company and the Forward Purchaser no later than the opening of the Trading Day next following each Trading Day on which it has made sales of Forward Hedge Shares hereunder setting forth the portion of the Actual Sold Forward Amount sold on such Trading Day, the corresponding Sales Price and the Forward Hedge Price payable to the Forward Purchaser in respect thereof. Each of the Company and the Forward Purchaser acknowledges and agrees that: (A) there can be no assurance that the Forward Purchaser will be successful in borrowing or that the Forward Seller will be successful in selling Forward Hedge Shares; (B) the Forward Seller will incur no liability or obligation to the Company, the Forward Purchasers or any other Person if it does not sell Forward Hedge Shares borrowed by the Forward Purchaser for any reason other than a failure by the Forward Seller to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell, on behalf of the Company, such Forward Hedge Shares as required under this Section 2.01 and (C) the Forward Purchaser will incur no liability or obligation to the Company, the Forward Seller or any other Person if it does not borrow Forward Hedge Shares for any reason other than a failure by the Forward Purchaser to use its commercially reasonable efforts to borrow such Forward Hedge Shares as required under this Section 2.01. In acting hereunder, the Forward Seller will be acting as agent for the Forward Purchaser and not as principal. No later than the opening of the Trading Day next following the last Trading Day of each Forward Hedge Selling Period (or, if earlier, the date on which any Forward Hedge Selling Period is suspended or terminated pursuant to Section 5.03), the Forward Purchaser shall execute and deliver to the Company a “Supplemental Confirmation” in respect of the Forward for such Forward Hedge Selling Period, which “Supplemental Confirmation” shall set forth the “Trade Date” for such Forward (which shall, subject to the terms of the Master Forward Confirmation, be the last Trading Day of such Forward Hedge Selling Period), the “Effective Date” for such Forward (which shall, subject to the terms of the Master Forward Confirmation, be the date one Settlement Cycle (as such term is defined in the Master Forward Confirmation) immediately following the last Trading Day of such Forward Hedge Selling Period), the initial number of “Base Shares” for such Forward (which shall be the Actual Sold Forward Amount for such Forward Hedge Selling Period), the “Maturity Date” for such Forward (which shall, subject to the terms of the Master Forward Confirmation, be the date that follows the last Trading Day of such Forward Hedge Selling Period by the number of days or months set forth opposite the caption “Term” in the Transaction Notice for such Forward, which number of days or months shall in no event be less than 10 days nor more than six months), the number of Forward Hedge Shares sold on each Trading Day of the Forward Hedge Selling Period for such Forward, the Sales Prices of the Forward Hedge Shares sold on each Trading Day of the Forward Hedge Selling Period for such Forward, the “Forward Price Reduction Dates” for such Forward (which shall be each of the dates set forth below the caption “Forward Price Reduction Dates” in the Transaction Notice for such Forward) and the “Forward Price Reduction Amounts” corresponding to such Forward Price Reduction Dates (which shall be each amount set forth opposite each “Forward Price Reduction Date” and below the caption “Forward Price Reduction Amounts” in the Transaction Notice for such Forward) and the “Initial Forward Price” for such Forward. Notwithstanding anything herein to the contrary, (x) in no event shall the Forward Purchaser be required to borrow any Forward Hedge Shares to the extent it (or its affiliate) would incur a stock loan cost of more than 45 basis points per annum and (y) the Forward

Purchaser shall in no event be deemed to have failed to use its commercially reasonable efforts to borrow any Forward Hedge Shares if the Forward Purchaser fails to borrow any Forward Hedge Shares because it (or its affiliate) would incur a stock loan cost of more than 45 basis points per annum.

(b)    Method of Offer and Sale. The Shares may be offered and sold (i) in privately negotiated transactions (if and only if the parties hereto have so agreed in writing) or (ii) by any other method or payment permitted by law deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, including sales made directly on the Principal Market or sales made to or through a market maker or through an electronic communications network. Nothing in this Agreement shall be deemed to require any party to agree to the method of offer and sale specified in clause (i) above, and any party may withhold its consent thereto in such party’s sole discretion. [Moreover, notwithstanding anything herein to the contrary, the Company expressly agrees that it is prohibited from delivering any Transaction Notice specifying that it relates to a “Forward” prior to the Company’s receipt of the notice referenced in Section 5.01(o) or after such notice has been withdrawn; each of the parties hereto acknowledges and agrees that the Forward Purchaser is under no obligation to deliver the notice referenced in Section 5.01(o) and will have no obligations, duties or liabilities whatsoever under this Agreement until such time as it delivers the notice referenced in Section 5.01(o).]3

(c)    Transactions. Upon the terms and subject to the conditions set forth herein, on any Trading Day as provided in Section 2.03(b) during the Commitment Period on which the conditions set forth in Sections 5.01 and 5.02 have been satisfied, the Company may exercise its right to call for an Issuance by the delivery of a Transaction Notice specifying that it relates to an “Issuance,” executed by the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any Executive Vice President of the Company, to the Sales Agent. The number of Issuance Shares that the Sales Agent shall use its commercially reasonable efforts to sell pursuant to such Issuance shall have an aggregate Sales Price equal to the Issuance Amount. Each Issuance will be settled on the applicable Settlement Date following the Issuance Date.

Upon the terms and subject to the conditions set forth herein, on any Trading Day as provided in Section 2.03(b) during the Commitment Period on which the conditions set forth in Sections 5.01 and 5.02 have been satisfied, the Company may exercise its right to call for a Forward by the delivery of a Transaction Notice specifying that it relates to a “Forward,” executed by the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any Executive Vice President of the Company, to the Forward Seller and the Forward Purchaser. The number of Forward Hedge Shares that the Forward Purchaser shall use its commercially reasonable efforts to borrow and that the Forward Seller shall use its commercially reasonable efforts to sell pursuant to such Forward shall have an aggregate Sales Price equal to the Forward Hedge Amount. Each sale of Forward Hedge Shares will be settled as between the Forward Seller and the Forward Purchaser on each applicable Forward Hedge Settlement Date following the relevant Forward Date.

Section 2.02    Effectiveness. The effectiveness of this Agreement (the “Closing”) shall be deemed to take place concurrently with the execution and delivery of this Agreement by the parties

[3]	NTD: to confirm if applicable for any Sales Agent.

hereto and the completion of the closing transactions set forth in the immediately following sentence. At the Closing, the following closing transactions shall take place, each of which shall be deemed to occur simultaneously with the Closing: (i) the Company shall deliver to the Sales Agent and the Forward Seller a certificate executed by the Secretary of the Company, signing in such capacity, dated the Closing Date and (A) certifying that attached thereto are true and complete copies of the resolutions duly adopted by the Board of Directors of the Company or an authorized committee or subcommittee thereof authorizing the execution and delivery of this Agreement, the Master Forward Confirmation and the consummation of the transactions contemplated hereby and thereby, which authorization shall be in full force and effect on and as of the date of such certificate, and (B) certifying and attesting to the office, incumbency, due authority and specimen signatures of each Person who executed this Agreement and the Master Forward Confirmation for or on behalf of the Company; (ii) the Company shall deliver to the Sales Agent and the Forward Seller a certificate executed by (A) the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any Executive Vice President and (B) the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any Executive Vice President of the Company (in each case, only if such officer had not executed the certificate pursuant to clause (ii)(A) above), signing in such respective capacities, dated the Closing Date, confirming that the representations and warranties of the Company contained in this Agreement and the Master Forward Confirmation are true and correct and that the Company has performed, in all material respects, all of its obligations hereunder to be performed on or prior to the Closing Date and as to the matters set forth in Section 5.01(a) hereof; (iii) Jones Day, counsel to the Company, shall deliver to the Sales Agent and the Forward Seller an opinion, dated the Closing Date and addressed to the Sales Agent and the Forward Seller, substantially in the form of Exhibit B; (iv) Sidley Austin LLP, counsel to the Sales Agent and the Alternative Sales Agents, shall deliver to the Sales Agent and the Forward Seller an opinion, dated the Closing Date and addressed to the Sales Agent and the Forward Seller, in form and substance satisfactory to the Sales Agent and the Forward Seller (and the Company shall have furnished to such counsel such documents as it may request for the purpose of enabling such counsel to pass upon such matters, and, in giving its opinion, such counsel may rely as to matters involving the laws of the State of Ohio upon the opinion of even date of Jones Day); and (v) PricewaterhouseCoopers LLP shall deliver to the Sales Agent and the Forward Seller a letter, dated the Closing Date, in form and substance reasonably satisfactory to the Sales Agent and the Forward Seller.

Section 2.03    Mechanics of Issuances.

(a)    Transaction Notice. On any Trading Day during the Commitment Period, the Company may deliver a Transaction Notice to the Sales Agent (in the case of an Issuance) or the Forward Seller and the Forward Purchaser (in the case of a Forward), subject to the satisfaction of the conditions set forth in Sections 5.01 and 5.02; provided, however, that (i) the Issuance Amount or Forward Hedge Amount, as the case may be, for each Transaction as designated by the Company in the applicable Transaction Notice shall in no event exceed $100,000,000 for any Issuance or $50,000,000 for any Forward without the prior written consent of the Sales Agent or the Forward Seller, which may be withheld in the Sales Agent’s or the Forward Seller’s sole discretion and (ii) notwithstanding anything in this Agreement or the Master Forward Confirmation to the contrary, neither the Forward Purchaser, the Sales Agent nor the Forward Seller shall have any further obligations with respect to any Transaction Notice if and to the extent the aggregate Sales Price of the Shares sold pursuant thereto, together with the aggregate Sales Price of the Shares previously sold under the Sales Agency Agreements, shall exceed the Maximum Program Amount. The Company shall have the right, in its sole discretion, to amend at any time and from time to time any Transaction Notice; provided, however, that (i) the Company may not amend the Issuance Amount or Forward Hedge Amount, as the case may be, if such amended Issuance Amount or Forward Hedge Amount, as applicable, is less than the Actual Sold Issuance Amount or Actual Sold Forward Amount, as the case may be, as of the date of such amendment; (ii) the Company shall not have the right to amend a Transaction Notice specifying that it relates to a “Forward” after the related “Supplemental Confirmation” has been delivered to the Company; and (iii) no reduction in the Floor Price shall cause any sales of Shares executed pursuant to such Transaction Notice prior to the date of receipt of such amendment to be a breach of the terms hereof.

(b)    Delivery of Transaction Notice. A Transaction Notice or any amendment thereto shall be deemed delivered on the Trading Day that it is received by facsimile or e-mail by the Sales Agent (in the case of a Transaction Notice specifying that it relates to an “Issuance”) or by the Forward Seller and the Forward Purchaser (in the case of a Transaction Notice specifying that it relates to a “Forward”). No Transaction Notice or any amendment thereto may be delivered other than on a Trading Day during the Commitment Period, no Transaction Notice may be delivered during an Issuance Selling Period or Forward Hedge Selling Period specified in a previously delivered Transaction Notice, no more than one Transaction Notice may be delivered on any single Trading Day and no Transaction Notice specifying that it relates to a “Forward” may be delivered if an ex-dividend date or ex-date, as applicable for any dividend or distribution payable by the Company on the Common Shares is scheduled to occur during the period from, but excluding, the first scheduled Trading Day of the related Forward Hedge Selling Period to, and including, the last scheduled Trading Day of such Forward Hedge Selling Period; provided, however, that nothing in this Section 2.03(b) shall be deemed to restrict the Company’s ability to deliver one or more amendments to a Transaction Notice on any given Trading Day.

(c)    Floor Price. Neither the Sales Agent nor the Forward Seller shall sell Issuance Shares or Forward Hedge Shares, as the case may be, below the Floor Price during the applicable Selling Period, and, subject to clause (iii) of the proviso to the last sentence of Section 2.3(a), such Floor Price may be adjusted by the Company at any time during the applicable Selling Period upon notice to the Sales Agent or the Forward Seller and confirmation by the Sales Agent or the Forward Seller to the Company.

(d)    Reserved.

(e)    Trading Guidelines. Each of the Sales Agent and the Forward Seller may, to the extent permitted under the Securities Act and the Exchange Act, purchase and sell Common Shares for its own account while this Agreement is in effect provided that (i) no such purchase or sale shall take place while a Transaction Notice under this Agreement is in effect (except to the extent (x) the Sales Agent may engage in sales of Issuance Shares purchased or deemed purchased from the Company as a “riskless principal” or in a similar capacity, (y) the Forward Seller may engage in sales of Forward Hedge Shares borrowed by the Forward Seller, as agent for the Forward Purchaser, and (z) nothing in this Agreement shall prohibit the Forward Purchaser or its affiliates from engaging in such transactions as are necessary or desirable to unwind the Forward Purchaser’s hedge in connection with any settlement under the Master Forward Confirmation), (ii) in no circumstances shall the Sales Agent or the Forward Seller have a short position in the Common Shares for its own account and (iii) the Company shall not be deemed to have authorized or consented to any such purchases or sales by the Sales Agent or the Forward Seller. In addition, the Company hereby acknowledges and agrees that the Sales Agent’s or the Forward Seller’s Affiliates, subject to compliance with Regulation M under the Exchange Act, may make markets in the Common Shares or other securities of the Company, in connection with which they may buy and sell, as agent or principal, for long or short account, Common Shares or other securities of the Company, at the same time the Sales Agent or the Forward Seller is acting as agent pursuant to this Agreement; provided, however, that the Company shall not be deemed to have authorized or consented to any such purchases or sales by the Sales Agent’s or the Forward Seller’s Affiliates.

Section 2.04    (a) Settlements. Subject to the provisions of Article V, on or before each Issuance Settlement Date, the Company will, or will cause its transfer agent to, electronically transfer the Issuance Shares being sold by crediting the Sales Agent or its designee’s account at The Depository Trust Company through its Deposit/Withdrawal At Custodian (“DWAC”) System, or by such other means of delivery as may be mutually agreed upon by the parties hereto and, upon receipt of such Issuance Shares, which in all cases shall be freely tradable, transferable, registered shares in good deliverable form, the Sales Agent will deliver the related Issuance Price in same day funds delivered to an account designated by the Company prior to the Issuance Settlement Date. If the Company defaults in its obligation to deliver Issuance Shares on an Issuance Settlement Date, the Company agrees that it will (i) hold the Sales Agent harmless against any loss, claim, damage or expense (including, without limitation, penalties, interest and reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company, and (ii) pay to the Sales Agent any Issuance Selling Commission to which it would otherwise have been entitled absent such default. The parties hereto acknowledge and agree that, in performing its obligations under this Agreement, the Sales Agent may borrow Common Shares from stock lenders, and may use the Issuance Shares to settle or close out such borrowings.

(b)     Subject to the provisions of Article V, on or before each Forward Hedge Settlement Date, the Forward Purchaser shall, or shall cause its transfer agent to, electronically transfer the Forward Hedge Shares being sold by crediting the Forward Seller or its designee’s account at The Depository Trust Company through DWAC, or by such other means of delivery as may be mutually agreed upon by the Forward Seller and the Forward Purchaser and, upon receipt of such Forward Hedge Shares, which in all cases shall be freely tradable and transferable, the Forward Seller shall deliver the related aggregate Forward Hedge Price in same day funds delivered to an account designated by the Forward Purchaser prior to the relevant Forward Hedge Settlement Date.

Section 2.05    Use of Free Writing Prospectus. Neither the Company nor the Sales Agent nor the Forward Seller has prepared, used, referred to or distributed, or will prepare, use, refer to or distribute, without the other party’s prior written consent, any “written communication” that constitutes a “free writing prospectus” as such terms are defined in Rule 405 under the Securities Act with respect to the offering contemplated by this Agreement (any such free writing prospectus being referred to herein as a “Free Writing Prospectus”).

Section 2.06    Alternative Sales Agents. The Company agrees that any offer to sell, any solicitation of an offer to buy or any sales of Shares shall be effected by or through only one of the Sales

Agent and the respective Alternative Sales Agents on any single given day, but in no event more than one of the Sales Agent and the respective Alternative Sales Agents, and the Company shall in no event request that the Sales Agent and the respective Alternative Sales Agents sell Shares on the same day.

Section 2.07    Material Non-Public Information. Notwithstanding any other provision of this Agreement, the Sales Agent and the Forward Seller shall not be obligated to sell any Shares hereunder during any period in which it reasonably believes that the Company is in possession of material non-public information.

Section 2.08    Exemption from Regulation M. If the Sales Agent or the Forward Seller reasonably believes that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act (applicable to securities with an average daily trading volume value of at least $1,000,000 that are issued by an issuer whose common equity securities have a public float value of at least $150,000,000) are not satisfied with respect to the Company or the Common Shares, it shall promptly notify the Company of such belief and sales of Common Shares under the Sales Agency Agreements shall be suspended until that or other exemptive provisions have been satisfied in the reasonable judgment of the Company and the Sales Agent. If, either immediately prior to delivery of a Transaction Notice or during a Selling Period, the Company reasonably believes that the exemptive provisions set forth in Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied with respect to the Company or the Common Shares, it shall promptly notify the Sales Agent and the Forward Seller of such belief and sales of Common Shares under the Sales Agency Agreements and the Master Forward Confirmation shall be suspended until that or other exemptive provisions have been satisfied in the reasonable judgment of the Company and the Sales Agent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to, and agrees with, the Sales Agent, the Forward Purchaser and the Forward Seller, that as of the Closing Date, as of each Transaction Date, as of each Settlement Date and as of any time that the Registration Statement or the Prospectus shall be amended or supplemented (each of the times referenced above is referred to herein as a “Representation Date”), except as may be disclosed in the Prospectus (including any documents incorporated by reference therein and any supplements thereto) on or before a Representation Date:

Section 3.01    Listing, Filing and Effectiveness of Registration Statement. The Common Shares are registered pursuant to Section 12(b) of the Exchange Act and are currently listed and quoted on the Principal Market under the trading symbol “SITC”, and the Shares have been or will have been listed on the Principal Market prior to delivery of the first Transaction Notice hereunder. The Company (i) meets the requirements for the use of Form S-3 under the Securities Act and the rules and regulations thereunder for the registration of the transactions contemplated by this Agreement and the Master Forward Confirmation and (ii) has been subject to the requirements of Section 12 of the Exchange Act and has timely filed all the material required to be filed pursuant to Sections 13 and 14 of the Exchange Act for a period of more than 12 calendar months (other than a report that is required solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K).

The Company has filed with the Commission an automatic shelf registration statement on Form S-3 (No. 333-225621), including the related preliminary prospectus or prospectuses. Such registration statement registers the issuance and sale by the Company of the Shares under the Securities Act. Such registration statement (and any further registration statements that may be filed by the Company for the purpose of registering additional Shares to be sold pursuant to this Agreement and the Master Forward Confirmation or for the purpose of complying with Rule 415(a)(5) under the Securities Act with respect to the registration of the Shares under the Securities Act), including any information deemed to be a part thereof pursuant to Rule 430B under the Securities Act, including all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 12 of Form S-3 under the Securities Act as from time to time amended or supplemented, is herein referred to as the “Registration Statement,” and the prospectus constituting a part of such registration statement, together with the Prospectus Supplement and any pricing supplement filed with the Commission pursuant to Rule 424(b) under the Securities Act relating to the Shares (each, a “Pricing Supplement”), including all documents incorporated or deemed to be incorporated therein by reference pursuant to Item 12 of Form S-3 under the Securities Act, in each case, as from time to time amended or supplemented, is referred to herein as the “Prospectus,” except that if any revised prospectus is provided to the Sales Agent or the Forward Seller by the Company for use in connection with the offering of the Shares that is not required to be filed by the Company pursuant to Rule 424(b) under the Securities Act, the term “Prospectus” shall refer to such revised prospectus from and after the time it is first provided to the Sales Agent or the Forward Seller for such use. The Registration Statement at the time it originally became effective is herein called the “Original Registration Statement.” The term “preliminary prospectus” means any preliminary form of the Prospectus. As used in this Agreement, the terms “amendment” or “supplement” when applied to the Registration Statement or the Prospectus shall be deemed to include the filing by the Company with the Commission of any document under the Exchange Act after the date hereof that is or is deemed to be incorporated therein by reference.

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” in the Registration Statement, any preliminary prospectus or the Prospectus (and all other references of like import) shall be deemed to mean and include all such financial statements of the Company and schedules and other information of the Company which is or is deemed to be incorporated by reference in or otherwise deemed by the Securities Act to be a part of or included in the Registration Statement, any preliminary prospectus or the Prospectus, as the case may be, as of any specified date; and all references in this Agreement to amendments or supplements to the Registration Statement, any preliminary prospectus or the Prospectus shall be deemed to mean and include, without limitation, the filing of any document under the Exchange Act which is or is deemed to be incorporated by reference in or otherwise deemed by the rules and regulations under the Securities Act to be a part of or included in the Registration Statement, such preliminary prospectus or the Prospectus, as the case may be, as of any specified date.

Section 3.02    WKSI; Ineligible Issuer Status and Automatic Shelf Registration Statement. (i) At the time of filing the Original Registration Statement, (ii) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the Securities Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the Exchange Act or form of prospectus), (iii) at the time the Company or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c) under the Securities Act) made any offer relating to the Shares in reliance on the exemption of Rule 163 under the Securities Act, and (iv) at the date hereof, the Company was and is a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act. The Registration Statement is an “automatic shelf registration statement,” as defined in Rule 405 under the Securities Act, that initially became effective within three years of the date hereof, and the Shares, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on a Rule 405 “automatic shelf registration statement.” The Company has not received from the Commission any notice pursuant to Rule 401(g)(2) under the Securities Act objecting to the use of the automatic shelf registration statement form.

At the time of filing the Original Registration Statement, at the earliest time thereafter that the Company or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) under the Securities Act) of the Shares, and at the date hereof and at the applicable Representation Date, the Company was not and is not an “ineligible issuer,” as defined in Rule 405 under the Securities Act.

Section 3.03    Compliance with Securities Act Regulations. The Original Registration Statement became effective upon filing under Rule 462(e) under the Securities Act on June 14, 2018, and any post-effective amendment thereto also became effective upon filing under Rule 462(e) under the Securities Act. No stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for that purpose have been instituted, are pending or, to the knowledge of the Company, have been threatened, and any request on the part of the Commission for additional information has been complied with.

At each deemed effective date with respect to the Sales Agent or the Forward Seller pursuant to Rule 430B(f)(2) under the Securities Act, at the Closing Date, at each Applicable Time within the applicable Selling Period, at the Issuance Date or Forward Date with respect to the applicable Selling Period and at each Settlement Date with respect to the applicable Selling Period, the Registration Statement, as amended as of such date, complied, complies and will comply in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, and the Registration Statement, as amended as of such date, did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (except that the foregoing shall not apply to those parts of the Registration Statement that constitute the Statements of Eligibility (Forms T-1) under the Trust Indenture Act of 1939). As of the Closing Date, as of the date of any filing of a Pricing Supplement pursuant to Rule 424(b) under the Securities Act and as of each Applicable Time within the applicable Selling Period, the Prospectus, as amended as of such date, conformed, conforms and will conform in all material respects to the requirements of the Securities Act and the rules and regulations thereunder and, as of such respective dates, did not, does not and will not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this Section 3.03 shall not apply to statements in or omissions from the Registration Statement or any post-effective amendment thereto or the Prospectus or any amendments or supplements thereto made in reliance upon and in conformity with information furnished to the Company in writing by the Sales Agent expressly for use in the Registration Statement or any post-effective amendment thereto or the Prospectus or any amendment or supplement thereto.

Section 3.04    Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Registration Statement and the Prospectus pursuant to Item 12 of Form S-3 under the Securities Act, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission thereunder, as applicable, and none of such documents contained or will contain at such time an untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.05    No Material Adverse Change in Business. Since the respective dates as of which information is given in the Registration Statement and the Prospectus, except as otherwise provided therein, (i) there has not occurred any material adverse change or any development that is reasonably likely to have a material adverse effect on the financial condition or in the earnings or business of the Company and its subsidiaries considered as one enterprise (a “Material Adverse Effect”), (ii) there have been no transactions entered into by the Company or its subsidiaries which are material with respect to the Company and its subsidiaries considered as one enterprise other than those in the ordinary course of business and (iii) except for regular quarterly distributions on the Common Shares, and regular distributions declared, paid or made in accordance with the terms of any class or series of the Company’s preferred shares, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital shares.

Section 3.06    Financial Statements. The consolidated financial statements and supporting schedules of the Company included in, or incorporated by reference into, the Registration Statement and the Prospectus (in each case, other than any pro forma financial information and projections) present fairly, in all material respects, the financial position of the Company and its consolidated subsidiaries as of the dates indicated and the results of their operations for the periods specified; except as otherwise stated in the Registration Statement and the Prospectus, said financial statements have been prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis; and the supporting schedules, if any, included in, or incorporated by reference into, the Registration Statement and the Prospectus present fairly in all material respects the information required to be stated therein. The selected financial data and the summary financial information of the Company included in, or incorporated by reference into, the Registration Statement and the Prospectus (in each case, other than any pro forma financial information and projections) present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements of the Company included in, or incorporated by reference into, the Registration Statement and the Prospectus. The statements of certain revenues and expenses of the properties acquired or proposed to be acquired by the Company, if any, included in, or incorporated by reference into, the Registration Statement and the Prospectus present fairly in all material respects the information set forth therein and have been prepared, in all material respects, in accordance with the applicable financial statement requirements of Rule 3-14 of Regulation S-X with respect to real estate operations acquired or to be acquired. The pro forma financial statements and the other pro forma financial information (including the notes thereto) of the Company, if any, included in, or incorporated by reference into, the Registration Statement and the Prospectus present fairly, in all material respects, the information set forth therein, have been prepared, in all material respects, in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly compiled on the basis described therein and the assumptions used in the preparation of such pro forma financial statements and other pro forma financial information (including the notes thereto) are reasonable and the adjustments used therein are appropriate to give effect to the transactions or circumstances referred to therein. To the knowledge of the Company, the consolidated financial statements and supporting schedules of DDR–SAU Retail Fund, L.L.C. (“DDR–SAU”) incorporated by reference into the Registration Statement and the Prospectus (in each case, other than any pro forma financial information and projections) present fairly, in all material respects, the consolidated financial position of DDR–SAU and its consolidated subsidiaries as of the dates indicated and the results of its operations for the periods specified; except as otherwise stated in the Registration Statement and the Prospectus, such financial statements have been prepared in all material respects in conformity with GAAP applied on a consistent basis and otherwise have been prepared in accordance with the financial statement requirements of Rule 3-09 of Regulation S-X. All disclosures contained in the Registration Statement and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission), if any, comply with Regulation G under the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement and the Prospectus fairly presents the information called for in all material respects and has been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

Section 3.07    Independent Accountants. PricewaterhouseCoopers LLP, with respect to the Company and DDR–SAU, which has expressed its opinion on the audited financial statements and related schedules included in, or incorporated by reference into, the Registration Statement and the Prospectus, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations thereunder.

Section 3.08    Good Standing of the Company. The Company has been duly organized and is validly existing and in good standing as a corporation under the laws of the State of Ohio, with power and authority (corporate and other) to own, lease and operate its properties and to conduct its business as described in the Registration Statement and the Prospectus; the Company is in possession of and operating in compliance with all material franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders required for the conduct of its business, all of which are valid and in full force and effect, except where the failure to so possess or comply would not have a Material Adverse Effect; and the Company is duly qualified to do business and in good standing as a foreign corporation in all other jurisdictions where its ownership or leasing of properties or the conduct of its business requires such qualification, except where failure to qualify and be in good standing would not have a Material Adverse Effect.

Section 3.09    Subsidiaries. Each significant subsidiary, as defined in Rule 405 under the Securities Act and for purposes of such definition, the most recently completed fiscal year shall be the most recently completed fiscal year for which the Company has filed an Annual Report on Form 10-K, that is a subsidiary of the Company as of the applicable Representation Date (each, a “Significant Subsidiary”) has been duly incorporated or formed and is validly existing as a corporation, partnership or limited liability company in good standing or in full force and effect under the laws of the jurisdiction of its incorporation or formation, has corporate, partnership or limited liability company power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign corporation, partnership or limited liability company to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure to so qualify would not have a Material Adverse Effect.

Section 3.10    Capitalization. The capitalization of the Company is as set forth in the Registration Statement and the Prospectus under “Description of Preferred Shares – Capitalization” and

“Description of Common Shares – Capitalization”; the issued and outstanding capital shares of the Company have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to preemptive or other similar rights; and all of the issued and outstanding capital stock of the Company’s Significant Subsidiaries have been duly authorized and validly issued, are fully paid and non-assessable, and such issued and outstanding capital stock is owned directly or indirectly by the Company and is owned free and clear of any security interest, mortgage, pledge, lien, encumbrance, claim or equity, except for such security interests, mortgages, pledges, liens, encumbrances, claims or equities that would not have a Material Adverse Effect.

Section 3.11    Shares. The Shares (in an amount up to the Maximum Program Amount) have been, or will have been at the time such Shares are issued, duly authorized by the Company for issuance and sale pursuant to this Agreement, the Master Forward Confirmation or an Alternative Sales Agency Agreement, as the case may be, and, when issued and delivered pursuant to this Agreement and the Master Forward Confirmation against payment of the consideration therefor specified herein or therein, will be validly issued, fully paid and non-assessable. The Shares conform in all material respects to all statements relating thereto contained in the Registration Statement and the Prospectus. The issuance of the Shares is not subject to preemptive or other similar rights.

Section 3.12    Litigation. There is no action, suit or proceeding before or by any court or governmental agency or body, domestic or foreign, now pending, or, to the knowledge of the Company, threatened against the Company or its subsidiaries, which is required to be disclosed in the Prospectus (other than as disclosed therein), or which would have a Material Adverse Effect or would materially and adversely affect the properties or assets thereof or which might materially and adversely affect the consummation of this Agreement and the Master Forward Confirmation or the transactions contemplated herein or therein; all pending legal or governmental proceedings to which the Company or any of its subsidiaries is a party or of which any of their respective property is the subject which are not described in the Registration Statement and the Prospectus, including routine litigation incidental to the business, could not, considered in the aggregate, reasonably be expected to result in a Material Adverse Effect; and there are no material contracts or documents of the Company or its subsidiaries which are required to be filed as exhibits to the Registration Statement under the Securities Act or by the rules and regulations thereunder which have not been so filed.

Section 3.13    No Conflicts. Neither the Company nor any of its Significant Subsidiaries is (i) in violation of the Company’s Fourth Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) or certificate of formation, certificate of limited partnership or other organizational document, as the case may be, or the Company’s Amended and Restated Code of Regulations (the “Code of Regulations”) or bylaws, operating agreement or partnership agreement, as the case may be, or (ii) in default in the performance or observance of any material obligation, agreement, covenant or condition contained in any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which it is a party or by which it or its properties may be bound, where such defaults in the aggregate would have a Material Adverse Effect; and the execution and delivery of this Agreement, the Master Forward Confirmation and each “Supplemental Confirmation” under the Master Forward Confirmation and the consummation of the transactions contemplated herein and therein have been duly authorized by all necessary corporate action, and compliance by the Company with its obligations hereunder and thereunder will not conflict with or constitute a breach of, or default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or its Significant Subsidiaries pursuant to, any contract, indenture, mortgage, loan agreement, note, lease or other instrument to which the Company or any of its Significant Subsidiaries is a party or by which it may be bound or to which any of the property or assets of the Company or any of its Significant Subsidiaries is subject, nor will such action result in any violation of the provisions of the Articles of Incorporation or any Significant Subsidiary’s certificate of formation, certificate of limited partnership or other organizational documents, as the case may be, or Code of Regulations or any Significant Subsidiary’s bylaws, operating agreement or partnership agreement, as the case may be, or to the best of the Company’s knowledge, any law, administrative regulation or administrative or court order or decree; and no consent, approval, authorization or order of any court or governmental authority or agency is required for the consummation by the Company of the transactions contemplated by this Agreement and the Master Forward Confirmation, except such as has been obtained or as may be required under the Securities Act, the Exchange Act, state securities or blue sky laws or real estate syndication laws in connection with the transactions contemplated hereby and thereby.

Section 3.14    Authorization. The Company has the full right, power and authority to execute and deliver this Agreement, the Master Forward Confirmation and each “Supplemental Confirmation” executed in connection with the Master Forward Confirmation and to perform its obligations hereunder and thereunder; and all corporate action required to be taken for the due and proper authorization, execution and delivery of this Agreement and the Master Forward Confirmation and the consummation of the transactions contemplated hereby and thereby has been duly and validly taken.

Section 3.15    REIT Status. Starting with its taxable year ended December 31, 1993, the Company has elected under Section 856(c) of the Internal Revenue Code of 1986, as amended (the “Code”), to be taxed as a real estate investment trust (“REIT”), and such election has not been revoked or terminated. The Company has qualified as a REIT for its taxable years ended December 31, 1993 through December 31 of its most recently completed taxable year and the Company has operated and intends to continue to operate so as to qualify as a REIT thereafter.

Section 3.16    Investment Company Act. Neither the Company nor any of its subsidiaries is, or will be immediately after the consummation of the transactions contemplated by this Agreement and the Master Forward Confirmation and the application of the proceeds therefrom as contemplated under the caption “Use of Proceeds” in the Prospectus, required to be registered as an investment company under the Investment Company Act of 1940, as amended.

Section 3.17    Registration Rights. Except as set forth in the Prospectus, there are no persons with registration or other similar rights to have any securities registered pursuant to the Registration Statement.

Section 3.18    No Stabilization or Manipulation. None of the Company or any of its wholly-owned subsidiaries or, to the Company’s knowledge, any of the officers and directors thereof acting on the Company’s or such subsidiaries’ behalf has taken, directly or indirectly, any action resulting in a violation of Regulation M under the Exchange Act or designed to cause or result in, or which has constituted or which reasonably might be expected to constitute, the stabilization or manipulation of the price of the Common Shares.

Section 3.19    Actively-Traded Security. Except under circumstances where the Company has provided the Sales Agent and the Forward Seller with the notice required pursuant to Section 2.08 of this Agreement, the Common Shares are an “actively-traded security” exempted from the requirements of Rule 101 of Regulation M under the Exchange Act by subsection (c)(1) of such rule.

Section 3.20    Title to Property. (i) Except as described in the Registration Statement and the Prospectus, the Company or its subsidiaries have good and marketable title or leasehold interest, as the case may be, to the portfolio properties, including, without limitation, shopping centers (including, without limitation, centers owned through unconsolidated joint ventures and others that are otherwise consolidated by the Company) and undeveloped land (the “Portfolio Properties”) described in the Registration Statement and the Prospectus as being owned by the Company or its subsidiaries (except with respect to undeveloped land described in the Registration Statement and the Prospectus as being held by the Company through joint ventures), in each case free and clear of all liens, encumbrances, claims, security interests and defects (excluding mortgages for borrowed money) (collectively, “Defects”), except where such Defects would not have a Material Adverse Effect; (ii) the joint venture interest in each property described in the Registration Statement and the Prospectus as being held by the Company through a joint venture is owned free and clear of all Defects except for such Defects that would not have a Material Adverse Effect; (iii) all liens, charges, encumbrances, claims or restrictions on or affecting the properties and assets of the Company or its subsidiaries (excluding mortgages for borrowed money) are disclosed in the Registration Statement and the Prospectus, except for any such liens, charges, encumbrances, claims or restrictions that would not have a Material Adverse Effect; and (iv) none of the Company, its wholly-owned subsidiaries or, to the knowledge of the Company, any lessee of any of the Portfolio Properties is in default under any of the leases governing the Portfolio Properties, except such defaults that would not have a Material Adverse Effect, and the Company does not know of any event which, but for the passage of time or the giving of notice, or both, would constitute a default under any of such leases, except such defaults that would not have a Material Adverse Effect.

Section 3.21    Title Insurance. The Company or its subsidiaries have title insurance on each of the Portfolio Properties (except with respect to each property described in the Prospectus as held by the Company through a joint venture) in an amount at least equal to the greater of (i) the cost of acquisition of such Portfolio Property and (ii) the cost of construction of the improvements located on such Portfolio Property except, in each case, where the failure to maintain such title insurance would not have a Material Adverse Effect; the joint venture owning each property described in the Registration Statement and the Prospectus as held by the Company through a joint venture has title insurance on such property in an amount at least equal to the greater of (i) the cost of acquisition of such Portfolio Property by such joint venture and (ii) the cost of construction of the improvements located on such Portfolio Property, except in each case, where the failure to maintain such title insurance would not have a Material Adverse Effect.

Section 3.22    Mortgages and Deeds of Trust. The notes secured by the mortgages and deeds of trust encumbering the Portfolio Properties (except with respect to each property described in the Prospectus as held by the Company through a joint venture) are not convertible, except where the conversion of such notes would not have a Material Adverse Effect, and said mortgages and deeds of trust are not cross-defaulted or cross-collateralized to any property that is not a Portfolio Property, except where such cross-default or cross-collateralization, if triggered, would not have a Material Adverse Effect.

Section 3.23    Environmental Laws. The Company has no knowledge of (i) the unlawful presence of any regulated hazardous substances, hazardous materials, toxic substances or waste materials (collectively, “Hazardous Materials”) in violation of Environmental Laws (as hereinafter defined) on any of the Portfolio Properties or (ii) any spills, releases, discharges or disposals of Hazardous Materials in violation of Environmental Laws that have occurred or are presently occurring from the Portfolio Properties as a result of any construction on or operation and use of the Portfolio Properties, which presence or occurrence would have a Material Adverse Effect. In connection with the construction on or operation and use of the Portfolio Properties, the Company represents that, as of the Closing Date, the Company has no knowledge of any material failure to comply with all applicable local, state and federal environmental laws, regulations, ordinances and binding administrative and judicial orders relating to the generation, storage, handling, transport and disposal of any Hazardous Materials (“Environmental Laws”) that would have a Material Adverse Effect.

Section 3.24    Internal Accounting and Other Controls. The Company and its subsidiaries maintain a system of internal accounting and other controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accounting for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has no knowledge of any material weaknesses in its internal control over financial reporting and, except as described in the Prospectus, since the end of the Company’s most recent audited fiscal year, there has been no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Section 3.25    Disclosure Controls. The Company has established and maintains effective disclosure controls and procedures (as such term is defined in Rules 13a-15 and 15d-15 under the Exchange Act) in accordance with the rules and regulations under the Sarbanes-Oxley Act of 2002, the Securities Act and the Exchange Act.

Section 3.26    Absence of Labor Dispute. No labor problem or dispute with the employees of the Company or its subsidiaries exists or, to the knowledge of the Company, is threatened or imminent, that would have a Material Adverse Effect, except as set forth in or contemplated in the Registration Statement and the Prospectus.

Section 3.27    Use of Proceeds. The Company will use the net proceeds from the offering of Shares in the manner specified in the Prospectus under “Use of Proceeds.”

Section 3.28    No Finder’s Fees. Except as provided for in the Sales Agency Agreements, the Company has not incurred (directly or indirectly) nor will it incur, directly or indirectly, any liability for any broker’s, finder’s, financial advisor’s or other similar fee, charge or commission in connection with this Agreement or the Alternative Sales Agency Agreements or the transactions contemplated hereby or thereby.

Section 3.29    Insurance. Each of the Company and its subsidiaries is insured by insurers of recognized financial responsibility against such material losses and risks and in such amounts as management of the Company believes to be prudent.

Section 3.30    Anti-Corruption Laws. Neither the Company, nor any of its subsidiaries nor any director or officer, nor to the knowledge of the Company, any agent or employee of the Company or any of its subsidiaries has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to unlawfully influence official action or secure an unlawful advantage; and the Company and its wholly-owned subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws and have instituted and maintain and will continue to maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

Section 3.31     Anti-Money Laundering Laws. The operations of the Company and its subsidiaries are and have been conducted at all times in compliance in all material respects with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act) (the “PATRIOT Act”), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

Section 3.32    OFAC. (A) Neither the Company nor any of its subsidiaries (collectively, the “Entity”) or, to the knowledge of the Company, any director, officer, employee, agent, affiliate or representative of the Entity, is a Person that is, or is owned or controlled by a Person that is: (i) the subject of any sanctions (“Sanctions”) administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), nor (ii) located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Belarus, the Crimea region, Cuba, Iran, Libya, North Korea, Sudan and Syria).

(B)    The Company will not, directly or indirectly, use the proceeds of any offering of Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person: (i) to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions; or (ii) in any other manner that will result in a violation of Sanctions by any Person (including any Person participating in any offering of Shares, whether as sales agent, advisor, investor or otherwise).

(C)    For the past five years, the Company has not knowingly engaged in and is not now knowingly engaged in any dealings or transactions with any Person, or in any country or territory, that at the time of the dealing or transaction is or was the subject of Sanctions.

Section 3.33    Cybersecurity. Except as disclosed in the Registration Statement and the Prospectus: (A) to the knowledge of the Company, there has been no security breach, unauthorized access or disclosure, or other compromise of the Company’s or its subsidiaries’ information technology and computer systems, networks, hardware, software, data and databases (including the data and information of their respective customers, employees, suppliers, vendors, or other third party maintained or stored by the Company or its subsidiaries), or equipment (collectively, “IT Systems and Data”); (B) neither the Company nor its subsidiaries have been notified of, and each of them has no knowledge of, any event or condition that would reasonably be expected to result in any security breach, unauthorized access or disclosure, or other compromise to their IT Systems and Data; and (C) the Company and its subsidiaries have implemented appropriate controls, policies, procedures, and technological safeguards designed to maintain and protect the integrity, continuous operation, redundancy and security of their IT Systems and Data reasonably consistent with industry standards and practices, or as required by applicable regulatory standards, except with respect to (A) and (B), for any such security breach or incident, unauthorized access or disclosure, or other compromise, as would not, individually or in the aggregate, have a Material Adverse Effect, or with respect to (C), where the failure to do so would not, individually or in the aggregate, have a Material Adverse Effect. To the knowledge of the Company, the Company and its subsidiaries are presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of their IT Systems and Data and to the protection of such IT Systems and Data from any material unauthorized use, access, misappropriation or modification.

ARTICLE IV

COVENANTS

The Company covenants and agrees during the term of this Agreement and the Master Forward Confirmation with the Sales Agent, the Forward Seller and the Forward Purchaser as follows:

Section 4.01    Registration Statement and Prospectus. (i) To make no amendment or supplement to the Registration Statement or the Prospectus (other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Shares and (y) by means of a Current Report on Form 8-K filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference in the Registration Statement or the Prospectus; provided, that the Company will give prior written notice to the Sales Agent of the intention to file such report and describing the subject matter to be included in such report as soon as reasonably practicable prior to the filing of such report) after the date of delivery of a Transaction Notice and prior to the related Settlement Date at any time prior to having afforded the Sales Agent a reasonable opportunity to review and comment thereon; (ii) to prepare, with respect to any Shares to be sold pursuant to this Agreement and the Master Forward Confirmation, a Pricing Supplement with respect to such Shares in a form previously approved by the Sales Agent and to file such Pricing Supplement pursuant to Rule 424(b) under the Securities Act within the time period required thereby and to deliver such number of copies of each Pricing Supplement to each exchange or market on which such sales were effected, in each case unless delivery and filing of such a Pricing Supplement is not required by applicable law or by the rules and regulations of the Commission; (iii) to make no amendment or supplement to the Registration Statement or the Prospectus (other than (x) an amendment or supplement relating solely to the issuance or offering of securities other than the Shares and (y) by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q, a Current Report on Form 8-K or a Registration Statement on Form 8-A or any amendments thereto filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Registration Statement or the Prospectus except to the extent required by Section 4.01(i)) at any time prior to having afforded the Sales Agent and the Forward Seller a reasonable opportunity to review and comment thereon and to advise the Sales Agent and the Forward Seller promptly when any such amendment to the Registration Statement has been filed or has become effective or any such amendment or supplement to the Prospectus has been filed with the Commission; (iv) to file within the time periods required by the Exchange Act all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act for so long as the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction in connection with the offering or sale of the Shares, and during such same period to advise the Sales Agent and the Forward Seller, promptly after the Company receives notice thereof, of the issuance by the Commission of any stop order or of any order preventing or suspending the use of any prospectus relating to the Shares, of the suspension of the qualification of the Shares for offering or sale in any jurisdiction, of the initiation or threatening of any proceeding for any such purpose, of any request by the Commission for the amendment or supplement of the Registration Statement or the Prospectus or for additional information relating thereto, or the receipt of any comments from the Commission with respect to the Registration Statement or the Prospectus; (v) in the event of the issuance of any such stop order or of any such order preventing or suspending the use of any such prospectus or suspending any such qualification during a Selling Period, to use promptly its commercially reasonable efforts to obtain its withdrawal; in the event any such stop order or such other order is issued outside a Selling Period, the Company will promptly advise the Sales Agent and the Forward Seller as to the issuance thereof and as to whether it intends to seek to obtain its withdrawal; and (vi) to pay the required Commission filing fees relating to the Shares within the time required by Rule 456(b)(1)(i) under the Securities Act without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) under the Securities Act (including, if applicable, by updating the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) either in a post-effective amendment to the Registration Statement or on the cover page of the Prospectus Supplement or any Pricing Supplement filed pursuant to Rule 424(b)).

If, immediately prior to the third anniversary of the filing of the Original Registration Statement, any of the Shares remain unsold under the Sales Agency Agreements, the Company will, prior to such third anniversary and subject to this Section 4.01, file, if it has not already done so, a new automatic shelf registration statement or shelf registration statement, as applicable, relating to the Shares, and, if such registration statement is not an automatic shelf registration statement, will use its reasonable best efforts to cause such registration statement to be declared effective as soon as practicable, and will take all other reasonable actions necessary or appropriate to permit the offering and sale of Shares to continue as contemplated in the expired registration statement relating to such Shares and the Sales Agency Agreements. References herein to the “Registration Statement” shall include such new automatic shelf registration statement or shelf registration statement, as applicable.

Section 4.02    Blue Sky. To use its commercially reasonable efforts to cause the Shares to be listed on the Principal Market and promptly from time to time to take such action as the Sales Agent or the Forward Seller may reasonably request; to cooperate with the Sales Agent or the Forward Seller in the qualification of the Shares for offering and sale under the blue sky or securities laws of such jurisdictions within the United States of America and its territories as the Sales Agent or the Forward Seller may reasonably request; and to use its commercially reasonable efforts to comply with such laws so as to permit the continuance of sales and dealings therein for as long as may be necessary to complete the sale of the Shares; provided, however, that in connection therewith the Company shall not be required to qualify as a foreign corporation, to file a general consent to service of process or to subject itself to taxation in respect of doing business in any jurisdiction.

Section 4.03    Copies of Registration Statement and Prospectus. To furnish the Sales Agent with copies (which may be electronic copies) of the Registration Statement and each amendment thereto, and with copies of the Prospectus and each amendment or supplement thereto in the form in which it is filed with the Commission pursuant to the Securities Act or Rule 424(b) under the Securities Act, both in such quantities as the Sales Agent may reasonably request from time to time; and, if the delivery of a prospectus is required under the Securities Act or under the blue sky or securities laws of any jurisdiction at any time on or prior to the applicable Settlement Date for any Selling Period in connection with the offering or sale of the Shares and if at such time any event has occurred as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made when such Prospectus is delivered, not misleading, or, if for any other reason it is necessary during such same period to amend or supplement the Prospectus or to file under the Exchange Act any document incorporated by reference in the Prospectus in order to comply with the Securities Act or the Exchange Act, to notify the Sales Agent and to request that the Sales Agent suspend offers to sell Shares (and, if so notified, the Sales Agent shall cease such offers as soon as practicable); and if the Company decides to amend or supplement the Registration Statement or the Prospectus as then amended or supplemented, to advise the Sales Agent promptly by telephone (with confirmation in writing or e-mail) and to prepare and cause to be filed promptly with the Commission an amendment or supplement to the Registration Statement or the Prospectus as then amended or supplemented that will correct such statement or omission or effect such compliance; provided, however, that if during such same period the Sales Agent is required to deliver a prospectus in respect of transactions in the Shares, the Company shall promptly prepare and file with the Commission such an amendment or supplement.

Section 4.04    Rule 158. To make generally available to its holders of the Shares as soon as practicable, but in any event not later than 18 months after the effective date of the Registration Statement (as defined in Rule 158(c) under the Securities Act), an earnings statement of the Company and its consolidated subsidiaries (which need not be audited) complying with Section 11(a) of the Securities Act and the rules and regulations of the Commission promulgated thereunder (including the option of the Company to file periodic reports in order to make generally available such earnings statement, to the extent that it is required to file such reports under Section 13 or Section 15(d) of the Exchange Act, pursuant to Rule 158 under the Securities Act).

Section 4.05    Information. Except where such reports, communications, financial statements or other information is available on the Commission’s Electronic Data Gathering Analysis and Retrieval (“EDGAR”) system, to furnish to the Sales Agent (in paper or electronic format) copies of all publicly available reports or other communications (financial or other) furnished by the Company generally to shareholders and filed by the Company with the Commission pursuant to the Exchange Act, and deliver to the Sales Agent (in paper or electronic format) (i) promptly after they are available, copies of any publicly available reports and financial statements furnished to or filed by the Company with the Commission or any national securities exchange on which any class of securities of the Company is listed; and (ii) such additional publicly available information concerning the business and financial condition of the Company as the Sales Agent may from time to time reasonably request (such financial statements to be on a consolidated basis to the extent the accounts of the Company and its subsidiaries are consolidated in reports furnished to its shareholders generally or to the Commission).

Section 4.06    Representations and Warranties. That each delivery of a Transaction Notice and each delivery of Shares on a Settlement Date shall be deemed to be (i) an affirmation to the Sales Agent or both the Forward Seller and the Forward Purchaser, as the case may be, that the representations and warranties of the Company contained in or made pursuant to this Agreement and the Master Forward Confirmation are true and correct as of the date of such Transaction Notice or of such Settlement Date, as the case may be, as though made at and as of each such date, except as may be disclosed in the Prospectus, and (ii) an undertaking that the Company will advise the Sales Agent or both the Forward Seller and the Forward Purchaser, as the case may be, if any of such representations and warranties will not be true and correct as of the Settlement Date for the Shares relating to such Transaction Notice, as though made at and as of each such date (except that such representations and warranties shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented relating to such Shares).

Section 4.07    Opinions of Counsel. That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to the offering of securities other than the Shares, (y) a Pricing Supplement or (z) a Current Report on Form 8-K, unless, in the case of (y) or (z) filed during a Selling Period, reasonably requested by the Sales Agent within five days of the filing thereof with the Commission; provided, that, notwithstanding the foregoing, such request must be made prior to the final Settlement Date of the applicable Selling Period), including by means of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus (each such amendment or supplement, an “Opinion Trigger Event”), the Company shall at any time selected by the Company on or following the date of such Opinion Trigger Event (except that during a Selling Period or any other period in which a prospectus relating to the Shares is required to be delivered to the Sales Agent under the Securities Act, such time shall be as soon as practicable after each Opinion Trigger Event that occurs during such Selling Period) furnish or cause to be furnished to the Sales Agent and the Forward Seller a written opinion of Jones Day, counsel to the Company, dated the date of delivery and in form reasonably satisfactory to the Sales Agent and the Forward Seller, (i) if such counsel has previously furnished an opinion to the effect set forth in Exhibit B, to the effect that the Sales Agent and the Forward Seller may rely on such previously furnished opinion of such counsel to the same extent as though it were dated the date of such letter authorizing reliance (except that the statements in such last opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date) or (ii) if such counsel has not previously furnished an opinion to the effect set forth in Exhibit B, of the same tenor as such an opinion of such counsel but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date; provided, however, that the Company shall not be obligated to deliver any such opinion unless and until such time as the Company delivers a Transaction Notice or the Opinion Trigger Event occurs during a Selling Period.

Section 4.08    Comfort Letters. That each time the Registration Statement or the Prospectus is amended or supplemented, including by means of an Annual Report on Form 10-K, a Quarterly Report on Form 10-Q or a Current Report on Form 8-K (but only a Current Report on Form 8-K that contains financial statements filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus), other than an amendment or supplement relating solely to the issuance or offering of securities other than the Shares, in any case to set forth financial information included in or derived from the Company’s financial statements or accounting records (each such amendment or supplement, a “Comfort Letter Trigger Event”), the Company shall at any time selected by the Company on or following the date of such Comfort Letter Trigger Event (except that during a Selling Period or any other period in which a prospectus relating to the Shares is required to be delivered by the Sales Agent or the Forward Seller under the Securities Act, such time shall be as soon as practicable after each Comfort Letter Trigger Event that occurs during such Selling Period) cause the independent registered public accounting firm who has audited the financial statements so included or incorporated by reference in the Registration Statement to furnish to the Sales Agent and the Forward Seller a letter, dated the date of delivery, in form reasonably satisfactory to the Sales Agent and the Forward Seller, of the same tenor as the letter referred to in Section 5.01(g) but modified to relate to the Registration Statement and the Prospectus as amended or supplemented to the date of such letter, with such changes as may be necessary to reflect changes in the financial statements and other information derived from the accounting records of the Company, to the extent such financial statements and other information are available as of a date not more than five business days prior to the date of such letter; provided, however, that, with respect to any financial information or other matters, such letter may reconfirm as true and correct at such date as though made at and as of such date, rather than repeat, statements with respect to such financial information or other matters made in the letter referred to in Section 5.01(g) that was last furnished to the Sales Agent and the Forward Seller; provided, however, that the Company shall not be obligated to deliver any such comfort letter unless and until such time as the Company delivers a Transaction Notice or the Comfort Letter Trigger Event occurs during a Selling Period.

Section 4.09    Officers’ Certificate. That each time the Registration Statement or the Prospectus is amended or supplemented (other than by means of (x) an amendment or supplement relating solely to the offering of securities other than the Shares, (y) a Pricing Supplement or (z) a Current Report on Form 8-K, unless, in the case of (y) or (z) filed during a Selling Period, reasonably requested by the Sales Agent or the Forward Seller within five days of the filing thereof with the Commission; provided, that, notwithstanding the foregoing, such request must be made prior to the final Settlement Date of the applicable Selling Period), including by means of an Annual Report on Form 10-K or a Quarterly Report on Form 10-Q filed with the Commission under the Exchange Act and incorporated or deemed to be incorporated by reference into the Prospectus (each such amendment or supplement, an “Officers’ Certificate Trigger Event”), the Company shall at any time selected by the Company on or following the date of such Officers’ Certificate Trigger Event (except that during a Selling Period or any other period in which a prospectus relating to the Shares is required to be delivered by the Sales Agent or the Forward Seller under the Securities Act, such time shall be as soon as practicable after each Officers’ Certificate Trigger Event that occurs during such period) furnish or cause to be furnished forthwith to the Sales Agent, the Forward Seller and the Forward Purchaser a certificate, dated the date of delivery, in such form and executed by such officers of the Company as is reasonably satisfactory to the Sales

Agent, the Forward Seller and the Forward Purchaser, of the same tenor as the certificate referred to in Section 2.02(ii) but modified to relate to the Registration Statement and the Prospectus as amended and supplemented to such date; provided, however, that the Company shall not be obligated to deliver any such officers’ certificate unless and until such time as the Company delivers a Transaction Notice or the Officers’ Certificate Trigger Event occurs during a Selling Period.

Section 4.10    Stand Off Agreement. Without the written consent of the Sales Agent and the Forward Seller, the Company will not, directly or indirectly, offer to sell, sell, contract to sell, grant any option to sell or otherwise dispose of any Common Shares or securities convertible into or exchangeable for Common Shares (other than Shares hereunder), warrants or any rights to purchase or acquire Common Shares during the period beginning on the first Trading Day specified in any Transaction Notice delivered to the Sales Agent or the Forward Seller and the Forward Purchaser, as the case may be, hereunder and ending on the last Settlement Date with respect to Shares sold pursuant to such Transaction Notice (the “Stand Off Period”); provided, however, that such restriction will not be required in connection with the Company’s issuance or sale of (i) Issuance Shares pursuant to any Transaction Notice (or the sale of Forward Hedge Shares by the Forward Seller, on behalf of the Company, pursuant to any Transaction Notice, if applicable), (ii) Common Shares, options to purchase Common Shares or Common Shares issuable upon the exercise of options or other equity awards pursuant to any employee or director share option, incentive or benefit plan, share purchase or ownership plan, long-term incentive plan, distribution reinvestment plan or other compensation plan of the Company or its subsidiaries, whether currently existing or adopted hereafter, (iii) Common Shares issuable upon conversion of securities or the exercise of warrants, options or other rights disclosed in the Company’s Commission filings, (iv) Common Shares issuable as consideration in connection with acquisitions of business, assets or securities of other Persons and (v) Common Shares issuable by the Company upon settlement of any Forward Contract. For the avoidance of doubt, this Section 4.10 shall not prohibit the sale of Common Shares by the Forward Purchaser.

Section 4.11    Market Activities. The Company will not, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute, the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares or (ii) during the Stand Off Period, sell, bid for or purchase the Shares, or pay anyone any compensation for soliciting purchases of the Shares other than the Sales Agent, the Forward Seller or the Forward Purchaser; provided, however, that this Section 4.11 shall not prohibit the Company from electing to net share or cash settle any Forward Contract.

Section 4.12    Maximum Program Amount. The Company will promptly notify the Sales Agent, the Forward Seller and the Alternative Sales Agents when the Maximum Program Amount has been sold pursuant to the Sales Agency Agreements.

Section 4.13    No Dividends. The Company shall not declare any dividend, or cause there to be any distribution, on the Common Shares if the ex-dividend date or ex-date, as applicable, for such dividend or distribution will occur during the period from, but excluding, the first Trading Day of any Forward Hedge Selling Period to, and including, the last Trading Day of such Forward Hedge Selling Period.

ARTICLE V

CONDITIONS TO DELIVERY OF TRANSACTION

NOTICES AND TO SETTLEMENT

Section 5.01    Conditions Precedent to the Right of the Company To Deliver a Transaction Notice and the Obligation of the Sales Agent and the Forward Seller to Sell Shares During the Selling Period(s). The right of the Company to deliver a Transaction Notice hereunder is subject to the satisfaction, on the date of delivery of such Transaction Notice, and the obligations of each of the Sales Agent to sell Issuance Shares and the Forward Seller to sell, on behalf of the Company, and the Forward Purchaser to borrow the Forward Hedge Shares during the applicable Selling Period is subject to the satisfaction, on the applicable Transaction Date and Settlement Date, of each of the following conditions:

(a)    Effective Registration Statement and Authorizations. The Registration Statement shall remain effective and sales of all of the Shares (including all of the Shares issued with respect to all prior Issuances and Forwards and all of the Shares expected to be issued in connection with the Issuance or Forward specified by the current Transaction Notice) may be made by the Sales Agent, the Forward Seller or the Alternative Sales Agents thereunder, and (i) no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceeding for that purpose shall have been initiated or, to the Company’s knowledge, threatened by the Commission; (ii) no other suspension of the use or withdrawal of the effectiveness of the Registration Statement or Prospectus shall exist; (iii) all requests for additional information on the part of the Commission shall have been complied with to the reasonable satisfaction of the Sales Agent and the Forward Seller; and (iv) no event specified in Section 4.03 shall have occurred and be continuing without the Company amending or supplementing the Registration Statement or the Prospectus, as the case may be, as provided in Section 4.03. The authorizations referred to in this Agreement and the Master Forward Confirmation shall have been issued and shall be in full force and effect, and such authorizations shall not be the subject of any pending or, to the Company’s knowledge, threatened application for rehearing or petition for modification, and are sufficient to authorize the issuance and sale of the Shares.

(b)    Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company shall be true and correct as of the Closing Date, as of the applicable date referred to in Section 4.09 that is prior to such Transaction Date and the related Settlement Date, as the case may be, and as of each such Transaction Date and the related Settlement Date as though made at such time.

(c)    Performance by the Company. The Company shall have performed, satisfied and complied with, in all material respects, all covenants, agreements and conditions required by this Agreement and the Master Forward Confirmation to be performed, satisfied or complied with by the Company at or prior to such date.

(d)    No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby that prohibits or directly and materially adversely affects any of the transactions contemplated by this Agreement or the Master Forward Confirmation (and, in the case of a Forward, the applicable Forward Contract), and no proceeding shall have been commenced that may have the effect of prohibiting or materially adversely affecting any of the transactions contemplated by this Agreement or the Master Forward Confirmation (and, in the case of a Forward, the applicable Forward Contract).

(e)    Material Adverse Changes. Since the Closing Date, no event that had or would reasonably be expected to have a Material Adverse Effect shall have occurred that has not been disclosed in the Registration Statement or the Prospectus (including the documents incorporated by reference therein and any supplements thereto).

(f)    No Suspension of Trading In or Delisting of Common Shares; Other Events. The trading of the Common Shares (including without limitation the Shares) shall not have been suspended by the Commission, the Principal Market or the Financial Industry Regulatory Authority (“FINRA”) since the immediately preceding Settlement Date or, if there has been no Settlement Date, the Closing Date, and the Shares shall have been approved for listing or quotation on and shall not have been delisted from the Principal Market. There shall not have occurred (and be continuing in the case of occurrences under clauses (i) and (ii) below) any of the following: (i) if trading generally on the Principal Market or The Nasdaq Stock Market has been suspended or materially limited, or minimum and maximum prices for trading have been fixed, or maximum ranges for prices have been required, by such exchange or by such system or by order of the Commission, FINRA or any other governmental authority, or a material disruption has occurred in commercial banking or securities settlement or clearance services in the United States; (ii) a general moratorium on commercial banking activities in New York declared by either federal or New York state authorities; or (iii) any material adverse change in the financial markets in the United States or in the international financial markets, any outbreak or escalation of hostilities or other calamity or crisis involving the United States or the declaration by the United States of a national emergency or war or any change or development involving a prospective change in national or international political, financial or economic conditions, if the effect of any such event specified in this clause (iii) in the sole judgment of the Sales Agent or the Forward Purchaser makes it impracticable or inadvisable to proceed with the sale of Shares.

(g)    Comfort Letter. The independent registered public accounting firm who has audited the financial statements included or incorporated by reference in the Registration Statement shall have furnished to the Sales Agent and the Forward Seller a letter required to be delivered pursuant to Section 4.08 on or before the date on which satisfaction of this condition is determined.

(h)    No Defaults. The execution and delivery of this Agreement, the Master Forward Confirmation and each “Supplemental Confirmation” under the Master Forward Confirmation, and the issuance and/or sale of the Shares and the compliance by the Company with all of the provisions hereof and thereof will not result in the Company or any of the Significant Subsidiaries being in default of (whether upon the passage of time, the giving of notice or both) its organizational and other governing documents, or any provision of any security issued by the Company or any of its Significant Subsidiaries, or of any agreement, instrument or other undertaking to which the Company or any of its Significant Subsidiaries is a party or by which it or any of its properties or assets is bound, or the applicable provisions of any law, statute, rule, regulation, order, writ, injunction, judgment or decree of any court or governmental authority to or by which the Company, any of its Significant Subsidiaries or any of their property or assets is bound, in each case which default, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(i)    Trading Cushion. The Selling Period for any previous Transaction Notice delivered under this Agreement or under an Alternative Sales Agency Agreement (as such terms are defined therein) shall have expired.

(j)    Maximum Issuance Amount. In no event may the Company issue a Transaction Notice to sell an Issuance Amount or a Forward Hedge Amount, as the case may be, to the extent that (I) the sum of (x) the Sales Price of the requested Issuance Amount or Forward Hedge Amount, as applicable, plus (y) the aggregate Sales Price of all Shares issued under all previous Issuances and Forwards effected pursuant to this Agreement, together with the aggregate Sales Price of all Shares issued under the Alternative Sales Agency Agreements, would exceed the Maximum Program Amount or (II) the requested Issuance Amount or Forward Hedge Amount, as the case may be, exceeds $100,000,000 for any Issuance and $50,000,000 for any Forward without the prior written consent of the Sales Agent or the Forward Seller, as the case may be.

(k)    Prospectus Supplement and Pricing Supplement. (i) A supplement or supplements to the prospectus included in the Registration Statement related to the offering and sale of Shares pursuant to this Agreement (a “Prospectus Supplement”), in form and substance to be agreed upon by the parties, setting forth information regarding this Agreement and the Master Forward Confirmation including, without limitation, the Maximum Program Amount, shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act within the time period required thereby and sufficient copies thereof delivered to the Sales Agent and the Forward Seller on or prior to the date of sale of the Issuance Shares or Forward Hedge Shares, as applicable.

(ii) To the extent required by Section 4.01(ii), a Pricing Supplement, in form and substance to be agreed upon by the parties hereto, shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act within the time period required thereby and sufficient copies thereof delivered to the Sales Agent and the Forward Seller on or prior to the date of sale of the Issuance Shares or Forward Hedge Shares, as applicable.

(l)    Counsel Opinions. The counsel specified in Section 4.07, or other counsel selected by the Company and reasonably satisfactory to the Sales Agent and the Forward Seller, shall have furnished to the Sales Agent and the Forward Seller their written opinion required to be delivered pursuant to Section 4.07 on or before the date on which satisfaction of this condition is determined. In addition, Sidley Austin LLP, counsel for the Sales Agent, the Forward Seller and the Alternative Sales Agents, or other counsel selected by the Sales Agent and the Forward Seller, shall have furnished to the Sales Agent and the Forward Seller its written opinion, dated on or before the date of the opinion(s) delivered pursuant to Section 4.07, in form and substance satisfactory to the Sales Agent and the Forward Seller and of the same tenor as the opinion referred to in Section 2.02(iv) but modified as necessary to relate to the Registration Statement and the Prospectus as amended and supplemented to the time of delivery of such opinion;

provided, that if such counsel has previously furnished an opinion of the same tenor as the opinion referred to in Section 2.02(iv), such counsel shall have furnished to the Sales Agent and the Forward Seller a letter or letters to the effect that the Sales Agent and the Forward Seller may rely on such previously furnished opinion of such counsel to the same extent as though it were dated the date of such letter authorizing reliance (except that the statements in such last opinion shall be deemed to relate to the Registration Statement and the Prospectus as amended and supplemented to such date). In connection with the foregoing, the Company shall have furnished to such counsel such documents as they may request for the purpose of enabling them to pass upon such matters, and Sidley Austin LLP may rely as to matters involving the laws of the State of Ohio upon the opinion of even date of Jones Day.

(m)    Officers’ Certificate. The Company shall have furnished or caused to be furnished to the Sales Agent and the Forward Seller an officers’ certificate executed by (A) the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any Executive Vice President of the Company and (B) the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any Executive Vice President of the Company (in each case, only if such officer had not executed the certificate pursuant to clause (A) above), signing in such respective capacities, required to be delivered pursuant to Section 4.09 on or before the date on which satisfaction of this condition is determined, as to the matters specified in Section 2.02(ii).

(n)    Other Documents. On the Closing Date and prior to each Transaction Date and Settlement Date, the Sales Agent, the Forward Purchaser and the Forward Seller and their counsel shall have been furnished with such documents as they may reasonably request in order to evidence the accuracy and completeness of any of the representations or warranties, or the fulfillment of the conditions, herein contained; and all proceedings taken by the Company in connection with the issuance and/or sale of the Shares as herein contemplated shall be satisfactory in form and substance to the Sales Agent, the Forward Seller and the Forward Purchaser and their counsel.

[(o)    Notice Relating to Forward Transactions. Prior to delivering any Transaction Notice specifying that it relates to a “Forward”, the Company shall have received written notice from the Forward Purchaser stating that Forwards will be permitted pursuant to this Agreement, and such notice shall not have been withdrawn by the Forward Purchaser.]4

Section 5.02    Documents Required To Be Delivered on each Transaction Date. The Sales Agent’s and the Forward Seller’s obligation to sell Shares pursuant to an Issuance or Forward hereunder shall additionally be conditioned upon the delivery to the Sales Agent and the Forward Seller on or before the Transaction Date of a certificate in form and substance reasonably satisfactory to the Sales Agent and the Forward Seller, executed by the President, Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or any Executive Vice President of the Company, to the effect that all conditions to the delivery of such Transaction Notice shall have been satisfied as at the date of such certificate (which certificate shall not be required if the foregoing representations shall be set forth in the Transaction Notice).

[4]	NTD: to confirm if applicable for any Sales Agent.

Section 5.03    Suspension of Sales. The Company, the Forward Purchaser, the Sales Agent or the Forward Seller may, upon notice to the other parties in writing, including by e-mail or by telephone (confirmed immediately by verifiable facsimile transmission), suspend any sale of Shares, and the applicable Selling Period shall immediately terminate; provided, however, that such suspension and termination shall not affect or impair either party’s obligations with respect to any Shares sold hereunder prior to the receipt of such notice (and, in the case of any Forward Hedge Shares, the resulting Forward Contract). The Company agrees that no such notice shall be effective against the Forward Purchaser, the Sales Agent or the Forward Seller unless it is made to one of the individuals named on Schedule 1 annexed hereto, as such Schedule may be amended from time to time. Each of the Forward Purchaser, the Sales Agent and the Forward Seller agrees that no such notice shall be effective against the Company unless it is made to one of the individuals named on Schedule 1 annexed hereto, as such Schedule 1 may be amended from time to time.

ARTICLE VI

INDEMNIFICATION AND CONTRIBUTION

Section 6.01    Indemnification by the Company. The Company agrees to indemnify and hold harmless each of the Forward Purchaser, the Sales Agent, and the Forward Seller, each of their respective officers, directors, employees and agents, and each Person, if any, who controls the Forward Purchaser, the Sales Agent or the Forward Seller within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents (collectively, the “Controlling Persons”), from and against any and all losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which the Forward Purchaser, the Sales Agent, or the Forward Seller, as the case may be, and each of their officers, directors, employees and agents, and any such Controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, any Free Writing Prospectus or any other prospectus relating to the Shares, or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus or any amendment or supplement thereto or any Free Writing Prospectus or preliminary prospectus, in light of the circumstances in which they were made) not misleading, except insofar as the same are made in reliance upon and in conformity with information related to the Forward Purchaser, the Sales Agent or the Forward Seller or their plan of distribution furnished in writing to the Company by or on behalf of the Forward Purchaser, the Sales Agent or the Forward Seller, as the case may be, expressly for use therein, and the Company shall reimburse the Forward Purchaser, the Sales Agent or the Forward Seller, as the case may be, their officers, directors, employees and agents, and each Controlling Person for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.

Section 6.02    Indemnification by the Forward Purchaser, the Sales Agent and the Forward Seller. Each of the Forward Purchaser, the Sales Agent and the Forward Seller severally and not jointly agrees to indemnify and hold harmless the Company, its officers, directors, employees and agents and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, together with each such Person’s respective officers, directors, employees and agents, from and against any losses, claims, damages or liabilities, and any action or proceeding in respect thereof, to which the Company, its officers, directors, employees or agents, any such controlling Person and any officer, director, employee or agent of such controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as losses, claims, damages or liabilities (or action or proceeding in respect thereof) arise out of, or are based upon, any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Prospectus, any Free Writing Prospectus or any other prospectus relating to the Shares, or any amendment or supplement thereto, or any preliminary prospectus, or arise out of, or are based upon, any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, any Free Writing Prospectus or any other prospectus relating to the Shares, or any amendment or supplement thereto or any preliminary prospectus, in light of the circumstances in which they were made) not misleading in each case to the extent, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made therein in reliance upon and in conformity with written information related to the Forward Purchaser, the Sales Agent and the Forward Seller or its respective plan of distribution furnished to the Company by or on behalf of the Forward Purchaser, the Sales Agent and the Forward Seller, as the case may be, expressly for use therein and the Forward Purchaser, the Sales Agent and the Forward Seller, severally and not jointly, shall reimburse the Company, its officers, directors, employees and agents and each Controlling Person of the Company for any reasonable legal and other expenses incurred thereby in investigating or defending or preparing to defend against any such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, as such expenses are incurred.

Section 6.03    Conduct of Indemnification Proceedings. Promptly after receipt by any Person (an “Indemnified Party”) of notice of any claim or the commencement of any action in respect of which indemnity may be sought pursuant to Section 6.01 or 6.02, the Indemnified Party shall, if a claim in respect thereof is to be made against the Person against whom such indemnity may be sought (an “Indemnifying Party”), notify the Indemnifying Party in writing of the claim or the commencement of such action. In the event an Indemnified Party shall fail to give such notice as provided in this Section 6.03 and the Indemnifying Party to whom notice was not given was unaware of the proceeding to which such notice would have related and was materially prejudiced by the failure to give such notice, the indemnification provided for in Section 6.01 or 6.02 shall be reduced to the extent of any actual prejudice resulting from such failure to so notify the Indemnifying Party; provided, that the failure to notify the Indemnifying Party shall not relieve it from any liability that it may have to an Indemnified Party otherwise than under Section 6.01 or 6.02. If any such claim or action shall be brought against an Indemnified Party, the Indemnifying Party shall be entitled to participate therein, and, to the extent that it wishes, jointly with any other similarly notified Indemnifying Party, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party. After notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or action, the Indemnifying Party shall not be liable to the Indemnified Party for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof other than reasonable costs of investigation; provided, that the Indemnified Party shall have the right to employ separate counsel to represent the Indemnified Party, but the fees and expenses of such counsel shall be for the account of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) such Indemnified Party reasonably concludes that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interest with the Company, it being understood, however, that the Indemnifying Party shall not, in connection with any one such claim or action or separate but substantially similar or related claims or actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (together with appropriate local counsel) at any time for all Indemnified Parties or for fees and expenses that are not reasonable. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any claim or pending or threatened proceeding in respect of which the Indemnified Party is or could have been a party and indemnification could have been sought hereunder by such Indemnified Party unless such settlement includes an unconditional release of each such Indemnified Party from all losses, claims, damages or liabilities arising out of such claim or proceeding and such settlement does not admit or constitute an admission of fault, guilt, failure to act or culpability on the part of any such Indemnified Party. Whether or not the defense of any claim or action is assumed by an Indemnifying Party, such Indemnifying Party will not be subject to any liability for any settlement made without its prior written consent, which consent will not be unreasonably withheld.

Section 6.04    Contribution. If for any reason the indemnification provided for in this Article VI is unavailable to the Indemnified Parties in respect of any losses, claims, damages or liabilities referred to herein, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities among the Company, on the one hand, and the Sales Agent, the Forward Seller and the Forward Purchaser, on the other, in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Sales Agent, the Forward Seller and the Forward Purchaser, on the other from the offering of the Shares to which such losses, claims, damages or liabilities relate. If, however, the allocation provided by the immediately preceding sentence is not permitted by applicable law, then each Indemnifying Party shall contribute to such amount paid or payable by such Indemnifying Party in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of each of the Company, the Sales Agent, the Forward Seller and the Forward Purchaser in connection with such statements or omissions, as well as any other relevant equitable considerations. The relative benefits received by each of the Company, the Sales Agent, the Forward Seller and the Forward Purchaser shall be equal to the sum, for each Transaction under this Agreement, of, (a) in the case of the Company, (x) the Actual Sold Forward Amount for each Forward under this Agreement, multiplied by the Forward Hedge Price for such Forward, and (y) the Actual Sold Issuance Amount for each Issuance under this Agreement, multiplied by the Issuance Price for such Issuance, (b) in the case of the Sales Agent, the Actual Sold Issuance Amount for each Issuance under this Agreement, multiplied by the Issuance Selling Commission for such Issuance, (c) in the case of the Forward Seller, the Actual Sold Forward Amount for each Forward under this Agreement, multiplied by the Forward Hedge Selling Commission for such Forward, and (d) in the case of the Forward Purchaser, the net Spread (as such term is defined in the Master Forward Confirmation and net of any related stock borrow costs actually incurred) by such Forward Purchaser for all Forward Contracts executed in connection with this Agreement. The relative fault of the Company, on the one hand, and the Sales Agent, the Forward Seller and the Forward Purchaser, on the other hand, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by each such party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Notwithstanding anything provided in this section or elsewhere in this Agreement, any contribution obligations of the Forward Purchaser, the Sales Agent and the Forward Seller shall be several and not joint.

Each of the Company, the Sales Agent, the Forward Seller and the Forward Purchaser agrees that it would not be just and equitable if contribution pursuant to this Section 6.04 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any reasonable legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6.04, (i) neither the Sales Agent nor the Forward Seller shall in any event be required to contribute any amount in excess of the aggregate Issuance Selling Commissions or the aggregate Forward Hedge Selling Commissions, as the case may be, received by it under this Agreement and (ii) the Forward Purchaser shall in no event be required to contribute any amount in excess of the net Spread for all Forward Contracts entered into pursuant to this Agreement. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 6.04, each officer, director, employee and agent of the Forward Purchaser, the Sales Agent or the Forward Seller, and each Controlling Person of each, shall have the same rights to contribution as the Forward Purchaser, the Sales Agent or the Forward Seller, as the case may be, and each director of the Company, each officer of the Company who signed the Registration Statement, and each Person, if any, who controls the Company within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act shall have the same rights to contribution as the Company. The obligations of the Company, the Sales Agent, the Forward Seller and the Forward Purchaser under this Article VI shall be in addition to any liability that each may otherwise have.

ARTICLE VII

TERMINATION

Section 7.01    Term. Subject to the provisions of this Article VII, the term of this Agreement shall run until the end of the Commitment Period.

Section 7.02    Termination by the Sales Agent. The Sales Agent may terminate the right of the Company to effect any Issuances or Forwards under this Agreement upon one Trading Day’s notice if any of the following events shall occur:

(a)

The Company or any Significant Subsidiary shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for all or substantially all of its properties or business; or such a receiver or trustee shall otherwise be appointed;

(b)

Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company or any of its Significant Subsidiaries;

(c)	The Company shall fail to maintain the listing of the Common Shares on the Principal Market;

(d)

Since the Effective Date, there shall have occurred any event, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or

(e)	The Sales Agent shall have given ten days’ notice of its election to terminate this Agreement, in its sole discretion, at any time.

Section 7.03    Termination by the Company. The Company shall have the right, by giving one Trading Day’s notice as hereinafter specified, to terminate this Agreement in its sole discretion at any time; provided, however, that termination in no event shall be effective prior to settlement of all outstanding sales of Shares under this Agreement. After delivery of such notice, the Company shall no longer have any right to deliver any Transaction Notices hereunder.

Section 7.04    Liability; Provisions that Survive Termination. If this Agreement is terminated pursuant to this Article VII, such termination shall be without liability of any party hereto to any other party hereto except as provided in Section 9.02 and for the Company’s, the Sales Agent’s and the Forward Seller’s respective obligations in respect of all prior Transaction Notices; and provided, further, that in any case the provisions of Article VI, Article VIII and Article IX shall survive termination of this Agreement without limitation.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES TO SURVIVE DELIVERY

All representations and warranties of the Company herein or in certificates delivered pursuant hereto shall remain operative and in full force and effect regardless of (i) any investigation made by or on behalf of the Sales Agent, the Forward Seller or the Forward Purchaser or any of the respective officers, directors, employees and agents and any Controlling Persons, (ii) delivery and acceptance of the Shares and payment therefor, (iii) the settlement of any Forward Contract or (iv) any termination of this Agreement or the Master Forward Confirmation.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Press Releases and Disclosure. The Company may issue a press release describing the material terms of the transactions contemplated hereby as soon as practicable following the Closing Date, and may file with the Commission a Current Report on Form 8-K describing the material terms of the transactions contemplated hereby, and the Company shall consult with the Sales Agent prior to making such disclosures, and the parties hereto shall use all commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosures that is reasonably satisfactory to all parties hereto. No party hereto shall issue thereafter any press release or like public statement (including, without limitation, any disclosure required in reports filed with the Commission pursuant to the Exchange Act) related to this Agreement or the Master Forward Confirmation or any of the transactions contemplated hereby or thereby that includes information related to this Agreement or the Master Forward Confirmation or transactions contemplated hereby or thereby that has not been previously disclosed without the prior written approval of the other party hereto, except as may be necessary or appropriate in the opinion of the party seeking to make disclosure to comply with the requirements of applicable law or stock exchange rules. If any such press release or like public statement is so required, the party making such disclosure shall consult with the other party prior to making such disclosure, and the parties shall use all commercially reasonable efforts, acting in good faith, to agree upon a text for such disclosure that is reasonably satisfactory to all parties hereto.

Section 9.02    Expenses. (a) The Company covenants and agrees with the Sales Agent, the Forward Seller and the Forward Purchaser that the Company shall pay or cause to be paid the following: (i) the fees, disbursements and expenses of the Company’s counsel and accountants in connection with the preparation, printing and filing of the Registration Statement, the Prospectus and any Pricing Supplements and all other amendments and supplements thereto and the mailing and delivery of copies thereof to the Sales Agent and the Forward Seller and the Principal Market; (ii) the cost (other than those expenses described in Section 9.02(b)) of printing, preparing or reproducing this Agreement and the Master Forward Confirmation and any other documents in connection with the offering, purchase, sale and delivery of the Shares; (iii) all filing fees and expenses (other than those expenses described in Section 9.02(b)) in connection with the qualification of the Shares for offering and sale under state securities laws as provided in Section 4.02; (iv) the cost of preparing the Shares; (v) the fees and expenses of any transfer agent of the Company; (vi) the cost of providing any CUSIP or other identification numbers for the Shares; (vii) the fees and expenses incurred in connection with the listing or qualification of the Shares on the Principal Market and any filing fees incident to any required review by FINRA of the terms of the sale of the Shares in connection with this Agreement and the Master Forward Confirmation and the Registration Statement; and (viii) all other costs and expenses incident to the performance of the Company’s obligations hereunder that are not otherwise specifically provided for in this Section.

(b) If the aggregate sales price of Shares sold under this Agreement and the Alternative Sales Agency Agreements prior to June 7, 2020 does not equal $10,000,000 or more, then the Company shall reimburse the Sales Agent, the Forward Seller and the Forward Purchaser for all of their reasonable, documented out-of-pocket expenses, including the reasonable fees and disbursements of a single counsel to the Sales Agent and a single counsel to the Forward Seller and the Forward Purchaser, who shall be the same counsel used by the Alternative Sales Agents under the Alternative Sales Agency Agreements, incurred by them in connection with the offering contemplated by this Agreement; provided that the Company will not be obligated to reimburse any expenses pursuant to this Section 9.02(b) in excess of the Sales Agent’s, the Forward Seller’s and the Forward Purchaser’s pro rata share of $100,000 of such fees and disbursements (calculated by dividing the amount of such expenses by a number equal to one plus the number of Alternative Sales Agency Agreements).

Section 9.03    Notices. All notices, demands, requests, consents, approvals or other communications required or permitted to be given hereunder or that are given with respect to this Agreement shall be in writing and shall be personally served or deposited in the mail, registered or certified, return receipt requested, postage prepaid or delivered by reputable air courier service with charges prepaid, or transmitted by hand delivery, telegram, telex or facsimile, addressed as set forth below, or to such other address as such party shall have specified most recently by written notice: (i) if to the Company to: SITE Centers Corp. at 3300 Enterprise Parkway, Beachwood, Ohio 44122, Attention: Conor Fennerty, Executive Vice President, Chief Financial Officer and Treasurer, Facsimile No.: 216-755-6820, E-mail: cfennerty@sitecenters.com, with a copy (which shall not constitute notice) to: SITE Centers Corp. at 3300 Enterprise Parkway, Beachwood, Ohio 44122, Attention: Aaron M. Kitlowski, Executive Vice President and General Counsel, Facsimile No.: 216-755-6820, E-mail: akitlowski@sitecenters.com, and to: Jones Day, North Point, 901 Lakeside Avenue, Cleveland, Ohio

44114, Attention: Michael J. Solecki, Facsimile No.: 216-579-0212, E-mail: mjsolecki@jonesday.com; (ii) if to [●], [●] Attention: [●], with copies (which shall not constitute notice) to: [●], Facsimile No.: [●], E-mail: [●] and Sidley Austin LLP, 787 Seventh Avenue, New York, New York 10019, Attention J. Gerard Cummins, Facsimile No.: 212-839-5599, E-mail: jcummins@sidley.com; and (iii) if to the Forward Purchaser, [●], Attention: [●], Facsimile No.: [●], with a copy to [●], Facsimile No.: [●], E-mail: [●]. Except as set forth in Sections 2.03, 4.03 and 5.03, notice shall be deemed given on the date of service or transmission if personally served or transmitted by telegram, telex or confirmed facsimile. Notice otherwise sent as provided herein shall be deemed given on the third business day following the date mailed or on the next business day following delivery of such notice to a reputable air courier service for next day delivery.

Section 9.04    Patriot Act. In accordance with the requirements of the Patriot Act, the Sales Agent is required to obtain, verify and record information that identifies its clients, including the Company, which information may include the name and address of its clients, as well as other information that will allow the Sales Agent to properly identify its clients.

Section 9.05    Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, representations, understandings, negotiations and discussions between the parties hereto, whether oral or written, with respect to the subject matter hereof.

Section 9.06    Amendment and Waiver. This Agreement may not be amended, modified, supplemented, restated or waived except by a writing executed by the party against which such amendment, modification, supplement, restatement or waiver is sought to be enforced. Waivers may be made in advance or after the right waived has arisen or the breach or default waived has occurred. Any waiver may be conditional. No waiver of any breach of any agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof nor of any other agreement or provision herein contained. No waiver or extension of time for performance of any obligations or acts shall be deemed a waiver or extension of the time for performance of any other obligations or acts.

Section 9.07    No Assignment; No Third-Party Beneficiaries. This Agreement and the rights, duties and obligations hereunder may not be assigned or delegated by the Company or the Sales Agent, the Forward Seller or the Forward Purchaser; provided, however, that the Sales Agent, the Forward Seller and the Forward Purchaser may assign their rights, duties and obligations hereunder to an affiliate that is a registered broker-dealer or banking entity. Any purported assignment or delegation of rights, duties or obligations hereunder shall be void and of no effect. This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties hereto and their respective successors and, to the extent provided in Article VI, the Controlling Persons, officers, directors, employees and agents referred to in Article VI. This Agreement is not intended to confer any rights or benefits on any Persons other than as set forth in Article VI or elsewhere in this Agreement.

Section 9.08    Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

Section 9.09    Further Assurances. Each party hereto, upon the request of any other party hereto, shall do all such further acts and execute, acknowledge and deliver all such further instruments and documents as may be necessary or desirable to carry out the transactions contemplated by this Agreement.

Section 9.10    Titles and Headings. Titles, captions and headings of the articles and sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement. Unless indicated otherwise, references to articles, sections, subsections and exhibits throughout this Agreement are to the corresponding articles, sections, subsections and exhibits of this Agreement.

Section 9.11    Governing Law; Jurisdiction. THIS AGREEMENT SHALL BE GOVERNED BY, INTERPRETED UNDER AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED WITHIN THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS THEREOF. Any action, suit or proceeding to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal court located in the Southern District of the State of New York or any New York state court located in the Borough of Manhattan, and the Company agrees to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) and each party hereto waives (to the full extent permitted by law) any objection it may have to the laying of venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding has been brought in an inconvenient forum.

Section 9.12    Waiver of Jury Trial. Each of the Company, the Sales Agent, the Forward Seller and the Forward Purchaser hereby irrevocably waives any right it may have to a trial by jury in respect of any claim based upon or arising out of this Agreement or the Master Forward Confirmation or any transaction contemplated hereby or thereby.

Section 9.13    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Delivery of an executed Agreement by one party to the other may be made by facsimile transmission.

Section 9.14    Adjustments for Share Splits, etc. The parties hereto acknowledge and agree that share related numbers contained in this Agreement (including the minimum Floor Price) shall be equitably adjusted to reflect share splits, share dividends, reverse share splits, combinations and similar events.

Section 9.15    No Fiduciary Duty. The Company acknowledges and agrees that each of the Forward Purchaser, the Sales Agent and the Forward Seller is acting solely in the capacity of an arm’s length contractual counterparty to the Company with respect to the offering of Shares contemplated hereby (including in connection with determining the terms of the offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any other Person and will not claim that the Forward Purchaser, the Sales Agent or the Forward Seller is acting in such capacity in connection with the offering of the Shares contemplated hereby. Additionally, none of the Forward Purchaser, the Sales Agent or the Forward Seller is advising the Company or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction with respect to the transactions contemplated hereby. The Company shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated hereby, and none of the Forward Purchaser, the Sales Agent or the Forward Seller shall have any responsibility or liability to the Company with respect thereto. Any review by the Forward Purchaser, the Sales Agent or the Forward Seller of the Company, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Forward Purchaser, the Sales Agent or the Forward Seller, as the case may be and shall not be on behalf of the Company.

ARTICLE X

U.S. Special Resolution Regimes

Section 10.01        Recognition of the U.S. Special Resolution Regimes. (a) In the event that the Sales Agent, Forward Purchaser or Forward Seller that is a Covered Entity (as defined below) becomes subject to a proceeding under a U.S. Special Resolution Regime (as defined below), the transfer from such Sales Agent, Forward Purchaser or Forward Seller of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States.

(b)     In the event that the Sales Agent, Forward Purchaser or Forward Seller that is a Covered Entity or a BHC Act Affiliate (as defined below) of such Sales Agent, Forward Purchaser or Forward Seller becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights (as defined below) under this Agreement that may be exercised against such Sales Agent, Forward Purchaser or Forward Seller are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section 10.01, a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Rights” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.

SITE CENTERS CORP.

By:
Name:
Title:

[Signature Page to Sales Agency Financing Agreement]

CONFIRMED AND ACCEPTED, as of the date first set forth above:

[●]

By:
Name:
Title:

[●]

By:
Name:
Title:

[Signature Page to Sales Agency Financing Agreement]

EXHIBIT A

TRANSACTION NOTICE

                     , 20

[●]

[●]1

[Attn: [●]]

[Attn: [●]]2

Reference is made to the Sales Agency Financing Agreement, dated as of December [●], 2019 (the “Sales Agency Agreement”), [among] [between] SITE Centers Corp. (the “Company”)[,] [and] [●] (in its capacity as agent for the Company in connection with the offering and sale of any Issuance Shares thereunder, the “Sales Agent” [and, in its capacity as agent for the Forward Purchaser in connection with the offering and sale of any Forward Hedge Shares thereunder, the “Forward Seller”) and [●], in its capacity as counterparty under any Forward Contract (the “Forward Purchaser”)]. Capitalized terms used in this Transaction Notice without definition shall have the respective definitions ascribed to them in the Sales Agency Agreement. This Transaction Notice relates to [an “Issuance”]3 [a “Forward”].4 The Company confirms that all conditions to the delivery of this Transaction Notice are satisfied as of the date hereof.

[The Company confirms that it has not declared and will not declare any dividend, or caused or cause there to be any distribution, on the Common Shares if the ex-dividend date or ex-date, as applicable, for such dividend or distribution will occur during the period from, but excluding, the first Trading Day of the Forward Hedge Selling Period to, and including, the last Trading Day of the Forward Hedge Selling Period.]5

Effective Date of Delivery of Transaction Notice (determined pursuant to Section 2.03(b) of the Sales Agency Agreement):

Number of Days in [Issuance]6 [Forward]7 Selling Period:

First Date of [Issuance]8 [Forward]9 Selling Period:

[1]

Insert for a Transaction Notice that relates to a “Forward.” [Transaction Notices relating to a “Forward” may only be delivered after the Company has received notice from the Forward Purchaser that such Transaction Notices may be delivered pursuant to the Sales Agency Agreement.][5]

[2]	Insert for a Transaction Notice that relates to a “Forward.”
[3]	Insert for a Transaction Notice that relates to an “Issuance.”
[4]	Insert for a Transaction Notice that relates to a “Forward.”
[5]	Insert for a Transaction Notice that relates to a “Forward.”

[5]	NTD: to confirm if applicable for any Sales Agent.

A-1

[6]	Insert for a Transaction Notice that relates to an “Issuance.”
[7]	Insert for a Transaction Notice that relates to a “Forward.”
[8]	Insert for a Transaction Notice that relates to an “Issuance.”
[9]	Insert for a Transaction Notice that relates to a “Forward.”

[Issuance][10] [Forward][11] Amount:	$
[Forward Price Reduction Dates	Forward Price Reduction Amounts
[Trade Date:]	USD [ ]
[ ]	USD [ ]
[ ]	USD [ ]
[ ]	USD [ ]
[Maturity Date:]	USD [ ]
[Thereafter:]	USD [ ]
Term: [Days][Months]][12]

Last Date of [Issuance][13] [Forward Hedge][14] Selling Period:

Floor Price (Adjustable by Company during the [Issuance]15 [Forward]16 Selling Period, and in no event less than $4.00 without the prior written consent of the Sales Agent, which consent may be withheld in the Sales Agent’s sole discretion): $              per share

Comments:

SITE CENTERS CORP.

By:

Name:

Title:

[10]	Insert for a Transaction Notice that relates to an “Issuance.”
[11]	Insert for a Transaction Notice that relates to a “Forward.”
[12]	Insert for a Transaction Notice that relates to an “Forward.”
[13]	Insert for a Transaction Notice that relates to a “Issuance.”
[14]	Insert for a Transaction Notice that relates to a “Forward.”
[15]	Insert for a Transaction Notice that relates to an “Issuance.”
[16]	Insert for a Transaction Notice that relates to a “Forward.”

A-2

EXHIBIT B

Form of Opinion of Jones Day, Counsel for the Company

B-1

SCHEDULE 1

SALES AGENT, FORWARD SELLER OR FORWARD PURCHASER

[●]

Telephone:	[●]
Facsimile:	[●]
E-mail:	[●]
Address:	[●]
[●]
Telephone:	[●]
Facsimile:	[●]
E-mail:	[●]
SITE CENTERS CORP. Christa A. Vesy
Telephone:	(216) 755-5697
Facsimile:	(216) 755-1697
E-mail:	cvesy@sitecenters.com
Address:	3300 Enterprise Parkway
Beachwood, Ohio 44122
Tammy Battler
Telephone:	(216) 755-5770
Facsimile:	(216) 755-1700
E-mail:	tbattler@sitecenters.com
Address:	3300 Enterprise Parkway
Beachwood, Ohio 44122

S-1